Exhibit 10

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CONFIDENTIAL SETTLEMENT AND RELEASE AGREEMENT

This confidential settlement and release agreement (“Settlement”) is entered into and effective as of August 18, 2016 (the “Effective Date”), by and among:

(i)        Sumner M. Redstone (“SMR”), individually and on behalf of his unborn and unascertained descendants, and in his capacities as a director and Chairman Emeritus of Viacom Inc. (“Viacom”), Settlor, beneficiary and trustee of the “Trust” (as defined below), and an officer, director, and manager of the “NAI Entities” (as defined below) and, through the Trust, a direct or indirect stockholder or member of the NAI Entities. As used in this Settlement, the “Trust” means the Sumner Redstone National Amusements Trust u/d/t dated June 28, 2002,

(ii)       Shari E. Redstone (“SER”), individually and on behalf of her unborn and unascertained descendants, and in her capacities as a director and Non-Executive Vice Chair of Viacom, future trustee of the Trust, and an officer, director and, through a trust, stockholder of NAI, a manager of NAIEH and NAIAH,

(iii)      each of National Amusements, Inc. (“NAI”), NAI Entertainment Holdings, LLC (“NAIEH”) and NAI Asset Holdings, LLC (“NAIAH”, and collectively with NAI and NAIEH, the “NAI Entities”),

(iv)      Viacom,

(v)       Philippe P. Dauman (“Dauman”), individually, and in his capacities as President, Chief Executive Officer, a director and Executive Chairman of Viacom, as a former trustee of the Trust and as a former director of NAI and a former manager of NAIEH and NAIAH,

(vi)      George S. Abrams (“Abrams”), individually, and in his capacities as a director of Viacom, as a former trustee of the Trust and as a former director of NAI and a former manager of NAIEH and NAIAH,

(vii)     Thaddeus Jankowski (“Jankowski”), Jill Krutick (“Krutick”), David Andelman (“Andelman”), Norman Jacobs (“Jacobs”) and Leonard Lewin (“Lewin”), each individually and in his or her capacity as a trustee of the Trust (collectively, the “Other Trustees”, and together with SMR, SER, Tyler, Phyllis, Dauman and Abrams, the “Trustees”), and Jankowski also as an officer or manager of one or more of the NAI Entities, and Andelman and Krutick also as directors of NAI and managers of NAIEH and NAIAH,

(viii)    Thomas E. Dooley (“Dooley”), individually, and in his capacity as a director of Viacom,

(ix)      Blythe J. McGarvie (“McGarvie”), Frederic V. Salerno (“Salerno”), William Schwartz (“Schwartz”), Charles E. Phillips, Jr. (“Phillips”), Cristiana Falcone Sorrell (“Sorrell”) and Deborah Norville (“Norville”), each individually and in his or her capacity as a director of Viacom (each, an “Independent Director” and collectively the “Independent Directors”),

(x)        Phyllis Redstone (“Phyllis”), individually, as a named party in the Massachusetts Action (defined below); and in her capacity as a trustee of the Trust,

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(xi)      Tyler Korff (“Tyler”), individually, as a named party in the Massachusetts Action, and in his capacities as a future trustee of the Trust and a director of NAI,

(xii)     Brandon Korff (“Brandon”), individually, as a named party in the Massachusetts Action,

(xiii)    Kimberlee Korff Ostheimer (“Ostheimer”), individually and on behalf of her children, Harvey Benjamin Ostheimer (“Harvey”) and Haylee Rose Ostheimer (“Haylee”), all of whom are named parties in the Massachusetts Action,

(xiv)    Lauren Ellis (“Lauren”), individually, as a named party in the Massachusetts Action.

The individuals and entities listed in (i) through (xiv) above are collectively referred to in this Settlement as the “Parties”. The individuals listed in (vii) and (x) through (xiv) above are collectively referred to in this Settlement as the “Additional Parties”. Notwithstanding anything to the contrary in this Settlement, the Additional Parties shall only be bound by the following Sections of this Settlement and not by any other section or provision hereof: Sections 7, 8, 9, 11, 13, 14, 17 and 19 (collectively, the “Additional Parties Sections”); provided, however, that nothing in this provision limits any protections or benefits to which the Additional Parties are entitled under other sections or provisions of this Settlement.

WHEREAS, there is a pending in Massachusetts a civil action captioned Dauman and Abrams v. Redstone et al., Docket No. NO16E0020QC (the “Massachusetts Action”) in which Dauman and Abrams assert claims;

WHEREAS, there is pending in California a civil action captioned In the Matter of the Sumner M. Redstone National Amusements Trust, Case No. 16STPB00618 (the “California Action”) in which SMR asserts claims;

WHEREAS, there is pending in the Court of Chancery of the State of Delaware a civil action captioned In re Viacom Inc., C.A. No. 12472-CB (Del. Ch.) (the “NAI Action”) in which NAI and NAIEH assert claims;

WHEREAS, there is pending in the Court of Chancery of the State of Delaware a civil action captioned Salerno v. National Amusements, Inc., et al., C.A. No. 12473-CB (Del. Ch.) (the “Salerno Action”) in which Salerno asserts claims and which has been consolidated with C.A. No. 12472-CB under the caption In re Viacom Inc. Section 225 Litigation, Consolidated C.A. No. 12472-CB;

WHEREAS, the NAI Action and the Salerno Action, as consolidated, are pending before the Delaware Court of Chancery (collectively the “Delaware Actions”) and the court has entered an Order Preserving the Status Quo Pending Resolution of Claims in connection therewith (the “Status Quo Order”);

WHEREAS, Section 3 of the Status Quo Order provides for five (5) business days prior written notice to the Parties with respect to certain actions contemplated by this Settlement, including

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amendment of the Viacom Bylaws (the “Prior Notice Requirement”), and the Parties irrevocably agree to waive the Prior Notice Requirement as set forth herein;

WHEREAS, Viacom and Dauman are parties to an Amended and Restated Employment Agreement, dated January 15, 2015 (the “PD Employment Agreement”);

WHEREAS, Viacom and Dooley are parties to an Amended and Restated Employment Agreement, dated March 17, 2016 (the “TD Employment Agreement”);

WHEREAS, the Parties desire to settle and resolve, fully and finally, all claims, including, but not limited to, litigation between and among them without any admission of liability, incapacity, undue influence, fault, or wrongdoing;

WHEREAS, as part of this Settlement, the Parties shall, among other things, settle and resolve, fully and finally, all actual and potential claims between and among them, known or unknown, contingent or non-contingent, arising from the beginning of the history of the world and through the Effective Date, including but not limited to claims relating to the conduct alleged, and the claims asserted or that could have been asserted, in the Massachusetts Action, the California Action, and the Delaware Actions;

WHEREAS, as part of this Settlement, the Parties agree to certain terms regarding Dauman’s separation from employment from Viacom and Dooley’s employment by Viacom as set forth herein;

WHEREAS, the board of directors of Viacom (the “Viacom Board”) and the Independent Directors have separately reviewed the terms of this Settlement, and determined that it is in the best interests of Viacom and its stockholders, other than NAI and its stockholders and subsidiaries, to enter into this Settlement;

WHEREAS, the boards of directors and/or managers of the NAI Entities have separately reviewed the terms of this Settlement, and determined that it is in the best interests of NAI, and its subsidiaries, to enter into this Settlement; and

WHEREAS, the Trustees of the Trust have separately reviewed the terms of this Settlement and determined that it is in the best interests of all beneficiaries of the Trust.

NOW THEREFORE, in consideration of the foregoing and of the material covenants and agreements of the Parties contained herein, the receipt and sufficiency of which are acknowledged by the undersigned, it is hereby agreed by and among the Parties as follows:

1.	Resignation as President and Chief Executive Officer of Viacom.

Dauman irrevocably resigns, as of the Effective Date, as President and Chief Executive Officer of Viacom and from all other positions of authority with Viacom or any Viacom subsidiary; provided, however, that Dauman shall continue to serve as a director and non-executive Chairman of Viacom through the earlier of:

(i)	September 13, 2016, or

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(ii)        three (3) days after the Viacom Board votes on the Paramount Investment pursuant to Section 5 (the period ending on the earlier of (i) or (ii), the “Continuation Period”), at which time (i.e., the end of the Continuation Period) his resignation as the non-executive Chairman and director of Viacom shall be effective without any further notice or action.

Viacom and Dauman agree that the Effective Date shall be the “Termination Date” for purposes of the PD Employment Agreement and that such resignation shall be deemed and treated as a termination without “Cause,” a resignation with “Good Reason” for which the applicable notice and cure periods are deemed to have expired on the date immediately preceding the Effective Date, and a “Qualifying Termination” (as such terms are defined in the PD Employment Agreement).

2.	Appointment of New Interim President and Chief Executive Officer of Viacom and New Chairman.

As of the Effective Date, Dooley shall be appointed as the interim President and Chief Executive Officer of Viacom pursuant to the terms of a “Qualifying CEO Offer” (as such term is defined in the TD Employment Agreement) such that the TD Employment Agreement is amended to incorporate those previously negotiated terms set forth on Schedule D to the TD Employment Agreement.

Unless otherwise agreed in writing between Dooley and Viacom (upon approval from the Viacom Board), Dooley’s employment as interim President and Chief Executive Officer of Viacom shall terminate on September 30, 2016, and such termination shall, regardless of the circumstances, be deemed and treated as a termination without “Cause,” resignation with “Good Reason” for which the applicable notice and cure periods are deemed to have expired (uncured) on the date immediately preceding September 30, 2016, and a “Qualifying Termination” (as such terms are defined in the TD Employment Agreement). Notwithstanding the foregoing or anything in the TD Employment Agreement to the contrary, upon five (5) business days’ advance written notice (a “TD Termination Notice”), each of Dooley and the Viacom Board may notify the other party of his or its intent to terminate the employment relationship effective at the end of the last day of such notice period, and any such termination of employment shall, regardless of the motivation or circumstances, be effective at such time and deemed and treated as a termination without “Cause,” resignation with “Good Reason” for which the applicable notice and cure periods are deemed to have expired (uncured) on the date immediately preceding the date of the effective time of termination, and a “Qualifying Termination” (as such terms are defined in the TD Employment Agreement).

Notwithstanding anything to the contrary, Dooley shall remain a director of the Viacom Board for as long, and only for as long, as he is the interim Chief Executive Officer of Viacom. As soon as commercially practicable, but in no event later than seven (7) business days following the Effective Date, Viacom shall (i) establish a grantor trust (the “TD Grantor Trust”) with, subject to review and reasonable comment by Dooley and his counsel, terms and conditions substantially similar to the terms and conditions of the grantor trust established and funded for the benefit of Dauman pursuant to Section 10(c) and Exhibit D of this Settlement and (ii) deposit in such grantor trust the full amount of the “Severance Payment” (as defined in the TD Employment Agreement).

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Concurrently with the execution and delivery of this Settlement, the Viacom Board has elected Thomas May as non-executive Chairman of the Viacom Board effective as of the earlier of (i) the first day after the lapse of the Continuation Period, and (ii) the death, retirement or voluntary resignation of Dauman from his office as non-executive Chairman.

3.	Actions With Respect to the Viacom Board.

In connection with the settlement being effected hereby, the Viacom Board and the other applicable Parties have taken or shall take the following actions:

(a)        concurrently with the execution and delivery of this Settlement, the Viacom Board has unanimously increased the number of directors of the Viacom Board to sixteen (16) directors and appointed the persons listed on Exhibit A attached hereto (the “New Directors”) as directors of Viacom, effective as of the Effective Date, in accordance with the Amended and Restated Bylaws of Viacom (as amended, the “Bylaws”);

(b)        the Viacom Board shall be entitled to appoint or remove directors of one or more committees thereof in accordance with the Bylaws; provided, that (i) concurrently with the execution and delivery of this Settlement, the Viacom Board has adopted resolutions to become effective as of the Effective Date to reconstitute the Compensation Committee, the Governance and Nominating Committee and the Audit Committee such that the members thereof shall be those individuals listed on Exhibit J, (ii) no members of the Compensation Committee, the Governance and Nominating Committee and the Audit Committee, as reconstituted as set forth on Exhibit J, shall be removed from such committee other than for cause prior to the 2017 annual meeting of the Viacom stockholders, and (iii) the NAI Entities represent that to their actual knowledge, each director appointed pursuant to Section 3(a) and appointed to the Compensation Committee, the Governance and Nominating Committee or the Audit Committee pursuant to this Section 3(b) is qualified to serve on such committee pursuant to the rules of the NASDAQ and the charter of the applicable committee;

(c)        the Viacom Board shall reduce the number of directors by one (1) director effective upon the effectiveness of Dauman’s resignation as a director and non-executive Chairman;

(d)        at such time that Dooley is no longer serving on the Viacom Board, such directorship shall remain vacant until a successor Chief Executive Officer is appointed by the Viacom Board in accordance with the Bylaws, which Chief Executive Officer may be appointed by the Viacom Board as a director in accordance with the Bylaws;

(e)        all of the Independent Directors and Abrams shall remain as directors of the Viacom Board until their terms expire at the 2017 annual meeting of Viacom stockholders, subject to earlier cessation of service only due to death, retirement or voluntary resignation;

(f)        three Independent Directors, the identity of which shall be determined by NAI in its sole and absolute discretion (the “Other Independent Directors”), shall be nominated by the Viacom Board for election as directors of the Viacom Board at the 2017 annual meeting of Viacom stockholders; provided, that in the event of the death, retirement or voluntary resignation

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of any such Independent Director, NAI, in its sole and absolute discretion, shall select another individual to be a nominee as an Other Independent Director for election as a director of the Viacom Board at the 2017 annual meeting of Viacom stockholders (if definitive proxy material for such annual meeting has not yet been mailed) or for appointment as a director for a term ending at the 2018 annual meeting of the Viacom stockholders (if such proxy material has been mailed), subject to the approval, not to be unreasonably withheld or delayed, by the remaining Other Independent Directors then in office (if any);

(g)        Prior to the 2017 annual meeting of the Viacom stockholders, the Viacom Board shall not change the number of directors of the Viacom Board, except as set forth in this Settlement; and

(h)        The 2017 annual meeting of Viacom stockholders shall be held on a date set by the Governance and Nominating Committee but not later than February 3, 2017.

(i)        Viacom and Dauman agree that throughout the Continuation Period the Viacom Board may continue to meet in executive session, without Dauman, Dooley or any other members or former members of management of Viacom present. Viacom and Dauman further agree throughout the Continuation Period to make available to the members of the Viacom Board, including the New Directors, the executives of, and information regarding, Viacom and of any of its subsidiaries when and if reasonably requested by the members of the Viacom Board.

(j)        Dooley, acting in conjunction with the Chair of the Governance Committee, shall schedule a meeting as soon as reasonably practicable for the management of Paramount to meet with the Viacom Board for an information session and status update, including a Q&A session as may be requested by members of the Viacom Board, regarding the Paramount Business, which shall include a presentation with respect to the material revenue sources of the Paramount Business, Paramount’s 2016 and 2017 budgets (including actual operating performance for the fiscal year ending September 2016), and a review of current and planned business activities in such level of detail as the Viacom Board may request (including any significant planned transactions). (the “Board Update”).

After the Board Update, the Viacom Board may determine that prior to a Paramount Entity entering into certain categories of ordinary course transactions (e.g., disposing of rights in particular properties or entering into, extending, modifying, or terminating certain types of co-production, co-financing, or other financing activities, significant output agreements or distribution services agreements in domestic and major international territories, “first look” or term deals with particular talent, etc.), Paramount’s management shall consult with, and in some cases, as determined by the Viacom Board, obtain the prior approval of, the Viacom Board. Viacom and its CEO shall cause Paramount and its management to comply with the foregoing obligation and to provide the Viacom Board information on such matters on a regular basis and as may be requested from time to time by the Viacom Board or any of its members.

The foregoing shall not limit any other right or obligation set forth in this Settlement in connection with any Paramount Transaction or otherwise.

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The Parties acknowledge that Section 19(h) of this Settlement applies to this Section 3. For the avoidance of doubt, with respect to each action specified above in this Section 3, the NAI Parties (as defined in Section 19(h) below) shall be obligated to take all lawful steps within their power and authority (including voting and directing the vote of shares of Viacom stock under their control) to ensure that such action (including the election as Viacom directors of persons to be nominated for election as Viacom directors) occurs as contemplated by this Section 3.

4.	Amendment of Bylaws and Charter of Viacom.

(a)        Concurrent with the Effective Date, each member of the Viacom Board has, by executing this Settlement, executed a written consent amending the Viacom Bylaws in the form attached as Exhibit I.

(b)        Concurrent with the Effective Date, the Viacom Board has adopted a resolution approving an amendment to the Amended and Restated Certificate of Incorporation of Viacom (the “Charter”) such that Viacom shall not and shall not have the legal power to do any of the following without the prior written consent of the holders of a majority of the Class A Common Stock, $0.001 par value of Viacom (the “Common A Holders” and the “Class A Common Stock”, respectively), which consent may be granted or withheld by Common A Holders in their sole discretion: (i) enter into any agreement regarding, or consummate, any Paramount Transaction (as defined in Exhibit L attached hereto), (ii) vote or provide the consent of any shares of capital stock, other equity interests, or other securities of any Paramount Entity (as such term is defined in the Bylaws) owned or held, directly or indirectly, by Viacom or any direct or indirect subsidiary thereof, with respect to, or in connection with, a Paramount Transaction, or (iii) whether by merger, consolidation, reorganization or otherwise, amend the Charter in a manner that will or may eliminate or change in any way any of the approval rights of the Class A Common Stock with respect to any of the matters described in this subsection (b)(i) through (b)(iii) (the “Charter Amendment”). The Viacom Board has, by executing this Settlement, submitted the Charter Amendment to the stockholders for adoption by consent in lieu of meeting, and NAI and NAIEH have, by executing this Settlement, approved and adopted the Charter Amendment by consent in lieu of meeting following the adoption by the Viacom Board of the resolution approving the Charter Amendment. The Charter Amendment shall become effective in accordance with applicable laws and regulations.

The Parties acknowledge that Section 19(h) of this Settlement applies to this Section 4. For the avoidance of doubt, with respect to each action specified above in this Section 4, the NAI Parties shall be obligated to take all lawful steps within their power and authority (including voting and directing the vote of shares of Viacom stock) to ensure that such action occurs as contemplated by this Section 4.

Each of the Parties hereby irrevocably waives to the maximum extent permitted by law the Prior Notice Requirement in connection with any matter contemplated by this Settlement, including, without limitation, any amendment to the Viacom Bylaws contemplated herein.

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5.	Potential Paramount Transaction.

Viacom hereby authorizes Dauman to continue during the Continuation Period to explore a possible minority and non-controlling investment (the “Paramount Investment”) in Paramount Pictures Corporation and Viacom’s filmed entertainment business (the “Paramount Business”) including, without limitation, to engage financial, legal and other advisors and counsel to assist in such exploration at Viacom’s cost and expense (subject to the Viacom Board’s supervision and directions on or after the Effective Date); provided, however, that no such prospective Paramount Investment shall contain terms that would grant the prospective investor the right to, and shall include commitments by the prospective investor during the term of its investment in the Paramount Business not to seek, or otherwise attempt to gain, any right to (and not to request a waiver of such commitment) (a) acquire a controlling interest in the Paramount Business (including by acquisition of a majority of the voting power thereof) without the Viacom Board’s prior consent and NAI’s prior written consent as would be required under the Charter as set forth in Section 4(b) above, (b) approve or consent to any merger, change of control or other sale transaction involving Viacom, Paramount Pictures Corporation or the Paramount Business, or (c) cause a merger, change of control or other sale transaction involving Viacom, Paramount Pictures Corporation or the Paramount Business.

Dauman must notify any potential investor that any proposed Paramount Investment is subject to the Viacom Board’s approval, including by unanimous vote of the Viacom Board as set forth in Exhibit I. Further, Dauman cannot sign any documentation involving a proposed Paramount Investment unless authorized by the Viacom Board, excepting only customary non-disclosure agreements. Any public comments concerning any prospective Paramount Investment shall be made in good faith and be accurate in all material respects.

If a proposal for the Paramount Investment is formulated, Dauman may submit such initial proposal to the Viacom Board for its consideration, including a detailed description of the initial proposal, a presentation by the financial advisor(s) engaged by Viacom and other information requested by any member of the Viacom Board. SMR and SER may share any such information on a confidential basis with NAI and its legal and financial advisors. For clarity, the independent directors on the Viacom Board shall be entitled to cause Viacom to retain a separate financial advisor to advise the independent directors with respect to any such proposal. The Viacom Board shall provide Dauman with feedback on such proposal, following which Dauman may submit a final proposal to the Viacom Board no earlier than seven (7) days after the submission of the initial proposal, at which time Dauman may request that the Viacom Board consider and vote on such final proposal. Any approval vote on the Paramount Investment shall be subject to NAI’s rights as set forth in Section 4(b) above.

Dauman shall provide the Viacom Board a status update as to any potential Paramount Investment, as soon as reasonably practicable, but no later than September 7, 2016, which update shall include an identification of potential investors and the current status of those discussions, and Dauman shall thereafter keep the Board informed on a regular basis as to such matters.

For clarity, all rights afforded to Dauman pursuant to this Section 5 shall terminate at the end of the Continuation Period.

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6.	Additional Actions.

Michael D. Fricklas, Executive Vice President, General Counsel and Secretary of Viacom (“Fricklas”), may resign from his employment with Viacom by written notice to Viacom no more than thirty (30) days after the date on which neither Dauman nor Dooley serve as Chief Executive Officer of Viacom. Such notice shall reference this Section 6, not be subject to cure and have an effective date not less than thirty (30) business days after the date the notice is given, upon which date the noticed resignation shall become effective. Such resignation shall be deemed and for all purposes be treated as termination for “Good Reason” within the meaning of his employment agreement with and all other plans and arrangements of Viacom. Fricklas shall be a third party beneficiary of this Section 6, entitled to rely on and enforce against Viacom the rights intended to be conferred on him hereby. Except as set forth in this Section 6, Viacom’s and Fricklas’ rights and obligations under his employment agreement and other arrangements with Viacom (e.g. the Viacom pension plan and the Viacom 401(k) plan) shall remain unchanged, including without limitation Viacom’s right to terminate Fricklas at any time on the terms set forth in his employment agreement; provided, that the existence of “Cause” under Fricklas’ employment agreement shall not be claimed in respect of the matters addressed in this Settlement.

7.	Mutual Releases.

(a)        Each of Viacom, its subsidiaries, affiliates under its control, predecessors, successors and assigns, and the current and former directors, officers, employees, agents, attorneys and representatives of each of them (collectively, the “Viacom Parties”), hereby releases and forever discharges from all liability (w) the NAI Entities, their respective parents, stockholders, members, subsidiaries, affiliates under its control, predecessors, successors and assigns, and the current and former directors, officers, managers, trustees, employees, agents, attorneys, representatives of each of them, except for Dauman and Abrams, and (x) SMR, SER, the Trust and all of its Trustees, Jankowski, Krutick, Tyler, Brandon, Ostheimer, Harvey, Haylee, Lauren, Phyllis, Andelman, Jacobs, Lewin and the agents, attorneys, representatives, heirs, executors and assigns of each of them, individually and in all other capacities (including as trustee or beneficiary of the Trust, as parent or guardian of a beneficiary of the Trust, or as officer, manager or director of one or more of the NAI Entities), except for Dauman and Abrams ((w) and (x) collectively, the “NAI/Redstone Parties”), (y) the New Directors and the agents, attorneys, representatives, heirs, executors and assigns of each of them (collectively, the “New Director Releasees”), and (z) Dauman, Abrams, Salerno, McGarvie, Schwartz, Phillips, Sorrell, Norville, Dooley, and the agents, attorneys, representatives, heirs, executors and assigns of each of them, individually and in all other capacities (including as Trustee of the Trust and as manager or director of the NAI entities) (collectively, the “Officer and Director Parties”), from any and all Claims (defined below) which such Viacom Party ever had, now has or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the Effective Date of this Settlement, including, but not limited to, any and all Claims arising out of or relating to conduct alleged in, or the claims asserted in or that could have been asserted in, the Massachusetts Action, the California Action, or the Delaware Actions; provided, however, that the releases set forth in this Section 7 shall not affect the Parties’ obligations set forth in this Settlement or limit claims preserved by Dauman pursuant to the First

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Dauman Release and the Second Dauman Release and shall not affect the rights of the Viacom Parties to coverage for indemnification under any preexisting insurance policies. The New Director Releasees are intended third party beneficiaries of this Paragraph 7(a).

(b)        Each of the NAI/Redstone Parties hereby releases and forever discharges from all liability (x) the Viacom Parties and (y) the Officer and Director Parties from any and all Claims which such NAI/Redstone Party ever had, now has or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the Effective Date of this Settlement, including, but not limited to, any and all Claims arising out of or relating to conduct alleged in, or the claims asserted in or that could have been asserted in, the Massachusetts Action, the California Action, or the Delaware Actions; provided, however, that the releases set forth in this Section 7 shall not affect the Parties’ obligations set forth in this Settlement, and shall not affect the rights of the NAI/Redstone Parties to coverage for indemnification under any preexisting insurance policies or under any preexisting indemnity rights, obligations or arrangements any of the NAI/Redstone Parties may have with Viacom.

(c)        Each of the Officer and Director Parties hereby releases and forever discharges from all liability (x) the NAI/Redstone Parties and (y) the New Director Releasees from any and all Claims which such Officer and Director Party ever had, now has or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the Effective Date of this Settlement, including, but not limited to, any and all Claims arising out of or relating to conduct alleged in, or the claims asserted in or that could have been asserted in, the Massachusetts Action, the California Action, or the Delaware Actions; provided, however, that the releases set forth in this Section 7 shall not affect the Parties’ obligations set forth in this Settlement or limit claims preserved by Dauman pursuant to the First Dauman Release and the Second Dauman Release, and shall not affect the rights of the Officer and Director Parties to coverage for indemnification under any preexisting insurance policies or under any preexisting indemnity rights, obligations or arrangements any of the Officer and Director Parties may have with Viacom. The New Director Releasees are intended third party beneficiaries of this Paragraph 7(c).

(d)        “Claim” shall mean any actual or potential claim, counterclaim, action, cause of action in law or in equity, suit, lien, liability, debt due, sum of money, demand, obligation, accounting, damage, punitive damages, loss, cost or expense, and attorneys’ fees of any nature whatsoever, known or unknown, contingent or non-contingent, whether arising under state, federal or other law, or based on common law, statutory law, regulations or otherwise, including, without limitation, any claim based on alleged breach of contract, breach of fiduciary duty, breach of duty of confidentiality, undue influence, incapacity, fraud, fraudulent inducement, negligent misrepresentation, unjust enrichment or other legal duty, legal fault, offense, quasi-offense or any other theory.

(e)        The releases set forth in this Section 7 are effective except to the extent prohibited by law.

(f)        For purposes of this Section 7 only, Viacom and its subsidiaries and the Trust and NAI Entities shall not be considered to be affiliates, the Trust and NAI Entities shall not be considered parents of Viacom, and neither Viacom nor any of Viacom’s subsidiaries shall be

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considered subsidiaries of the NAI Entities or the Trust. Notwithstanding anything contained in this Settlement to the contrary, nothing contained in this Settlement shall constitute a release of any Claims (i) the Viacom Parties may have against CBS Corporation or its subsidiaries or (ii) that any NAI/Redstone Party may have against any other NAI/Redstone Party.

(g)        Each of the Viacom Parties, NAI/Redstone Parties and Officer and Director Parties acknowledges that he, she or it may hereafter discover facts in addition to or different from those that they now know or believe to be true with respect to the subject matter of the Claims released herein, but the Viacom Parties, NAI/Redstone Parties and Officer and Director Parties hereby knowingly and willingly, fully, finally and forever settle and release any and all such Claims as provided in this Settlement, whether known or unknown, suspected or unsuspected, contingent or non-contingent, which now exist or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future. The Viacom Parties, NAI/Redstone Parties and Officer and Director Parties acknowledge that they have read and understand, and have been advised by their respective counsel concerning, California Civil Code Section 1542 and any similar law of any state or territory of the United States or any other jurisdiction.

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

The Viacom Parties, NAI/Redstone Parties and Officer and Director Parties hereby expressly waive any and all rights and benefits respectively conferred upon them by the provisions of Section 1542 of the California Civil Code, or any similar provision, right and benefit conferred by any law of any state or territory of the United States, or principle of common law.

8.	Covenants Not to Sue.

Each of the Parties warrants, covenants and agrees that she, he or it will not, individually or collectively, bring, maintain, or otherwise institute or allow others within his, her or its control to bring, maintain, or otherwise institute any action in any forum anywhere in the world that challenges:

(a)        The validity or legality of this Settlement or the authority of the Parties to execute it;

(b)        The validity or legality of the removal and/or resignation of Dauman and Abrams as NAI directors and as Managers of NAIEH and NAIAH;

(c)        The validity or legality of the election of Krutick and Ostheimer as NAI directors and Managers of NAIEH and NAIAH;

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(d)        That SMR, SER, Ostheimer, Krutick, Andelman, Tyler or their respective successors are the lawful and valid directors of NAI and the lawful and valid Managers of NAIEH and NAIAH;

(e)        The validity or legality of the removal and/or resignation of Dauman and Abrams as Trustees of the Trust;

(f)        The validity or legality of the appointment of Krutick, Jankowski or their respective successors as Trustees of the Trust;

(g)        That the lawful and valid Trustees of the Trust are: (a) during SMR’s lifetime: SMR, Andelman, Lewin, Jacobs, Phyllis, Krutick, Jankowski or their respective successors; and (b) after SMR’s death or during periods in which he is deemed “incapacitated” under the terms of the Trust: Andelman, Lewin, Jacobs, Krutick, Jankowski, SER, Tyler or their respective successors;

(h)        The capacity of SMR to execute or perform this Settlement and/or asserts that SMR was unduly influenced, by SER or anyone else, to execute or perform this Settlement;

(i)        The right of any NAI Entity or any of its directors, officers, members or managers to vote the Viacom shares owned by such NAI Entity or any of its affiliates (of record or beneficially), including, without limitation, with respect to election of directors to the Viacom Board or amendments to Viacom’s Bylaws;

(j)        The validity or legality of any actions taken by Dauman and/or Abrams as trustees of the Trust; and

(k)        The compliance by Dauman, Dooley, Abrams, SMR, SER, the Independent Directors and/or the NAI Entities with their fiduciary duties (if any) owed to Viacom or its stockholders, or any similar claim arising out of Dauman’s, Dooley’s, SMR’s, SER’s, Abrams’, or the Independent Directors’ or any of the NAI Entities’ respective capacities as Viacom directors or stockholders.

The Parties further agree that she, he or it will not knowingly encourage or voluntarily assist any third-party asserting any of the challenges set forth in this paragraph, provided, however, that nothing contained herein shall prevent or restrict any Party from providing truthful testimony or complying with any applicable law, court order or legal process (including, without limitation, subpoenas).

9.	Indemnification.

Viacom (the “Indemnifying Party”) shall indemnify, defend and hold harmless (x) the Parties to this Settlement that are current and former directors and officers of Viacom (in all of their respective capacities, including as Trustees of the Trust), (y) the NAI Entities (in all of their respective capacities, including as stockholders of Viacom) and their respective stockholders or members, and the respective current and former directors, trustees, officers, and managers of the

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NAI Entities and such stockholders or members (in all of their respective capacities, including as Trustees of the Trust), and (z) the agents, attorneys, representatives, heirs, executors and assigns of any of the foregoing ((x), (y), and (z) collectively the “Indemnified Parties”) from any and all Claims brought against any Indemnified Party, or expenses (including but not limited to attorneys’ fees) incurred by such Indemnified Party, including the cost of defense of such claims whether incurred prior to or after the Effective Date and the cost of responding to subpoenas or testifying as a witness, arising out of or relating to the Massachusetts Action, the California Action, the Delaware Actions, actions currently pending before the Delaware Court of Chancery captioned Gilbert v. Redstone, et al., C.A. No. 12478-CG (Del. Ch.), City of Sunrise General Employees’ Retirement Plan v. Redstone, et al., C.A. No. 12545-CB (Del. Ch.), Feuer v. Dauman, et al., C.A. No. 12579-CB (Del. Ch.) and International Union of Operating Engineers Local 478 Pension Fund v. Redstone, et al., C.A. No. 12612-CB (Del. Ch.) or any other stockholder actions, securities disclosure actions or shareholder derivative actions arising from similar facts and circumstances that are filed (such actions, the “Stockholder Actions”), their conduct as stockholders, members, directors, officers, managers, or trustees, and/or their entry into or performance of this Settlement, including challenges against the Independent Directors, the NAI Entities, or the Officer or Director Parties for breach of any alleged fiduciary duty or any other action taken in his or her capacity as a Viacom director or Trustee of the Trust or its capacity as a Viacom stockholder; provided, however, that the indemnification of the NAI Entities shall not apply to the NAI Entities’ and the stockholders or members of the NAI Entities’ costs of defense or prosecution of the Massachusetts Action, the California Action, the Salerno Action, or the NAI Action.

Any Indemnified Party seeking indemnification pursuant to this section shall promptly notify the Indemnifying Party of any such Claim brought by a third party; provided, however, that any delay or failure to timely give such notice or otherwise comply with the foregoing shall only affect the rights of an Indemnified Party hereunder to the extent, if at all, such delay or failure has a prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Claim.

Except with respect to the Stockholder Actions, upon receipt of any such notice, the Indemnifying Party shall have the sole power to direct and control the defense of such Claim, with counsel of its choosing, at its expense (which choice of counsel shall be subject to the Indemnified Party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at his, her or its own expense (except in the case where, based on the advice of counsel to any such Indemnified Party, there is or is expected to be a conflict of interest between the Indemnifying Party and such Indemnified Party, in which case such expenses shall be at the expense of the Indemnifying Party). Subject to the foregoing sentence, any expenses incurred by any Indemnified Party in defending any such Claims brought against any Indemnified Party to which such Indemnified Party would be entitled to indemnification hereunder shall be paid by the Indemnifying Party in advance of the final disposition of such Claim on a monthly basis or on such other mutually agreed-upon schedule.

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With respect to the Stockholder Actions, the Indemnified Party shall have the right to select his, her or its own counsel to direct and control the defense of such Claims at the Indemnifying Party’s expense, provided that the Indemnified Party provides the Indemnifying Party with advance notice of its selection of such counsel. The Indemnifying Party shall pay such counsel fees on a monthly basis, as they are incurred.

Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle, compromise or offer to settle or compromise any Claim that:

(i)	does not contain a full release of the Indemnified Party,

(ii)          would result in the imposition of a consent order, injunction or decree on the future activity or conduct of the Indemnified Party,

(iii)         would result in a finding or admission of liability or wrongdoing or violation of law by the Indemnified Party,

(iv)         would result in any monetary liability of the Indemnified Party that will not be paid or reimbursed by the Indemnifying Party, or

(v)          would materially and adversely affect the ongoing business of the Indemnified Party.

Notwithstanding the foregoing provisions, the Indemnifying Party shall not be required to indemnify the Indemnified Party for any liabilities and expenses or to reimburse the Indemnified Party pursuant to any expense reimbursement provisions to the extent the Indemnified Party has otherwise actually received payment (under any insurance policy, bylaw or otherwise) of such amounts otherwise indemnifiable or reimbursable hereunder. In addition, the Indemnified Party shall reimburse the Indemnifying Party for any indemnification payments made to the Indemnified Party for any liabilities and expenses to the extent that the Indemnified Party subsequently receives payment of such amounts from another source.

Nothing herein shall limit or restrict any Party’s entitlement to indemnification or advancement of expenses pursuant to 8 Del. C. § 145, Viacom’s Charter or Bylaws or any indemnification agreements or pursuant to any other instrument or arrangement or applicable law. The Parties shall cooperate to the extent practicable to comply with reasonable requirements of Viacom’s and NAI’s respective directors’ and officers’ liability insurance carriers in order to secure coverage under their respective directors’ and officers’ liability insurance.

10.	Dauman Separation Payments.

(a)        Notwithstanding anything to the contrary in the PD Employment Agreement, Dauman shall be entitled, without further notice or action (other than the execution and non-revocation of the First Dauman Release (defined in Section 10(b) below)), to the rights and benefits set forth in Paragraph 9(d)(ii) (Termination without Cause or Resignation with Good

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Reason) of the PD Employment Agreement, as such rights and payments are set forth on Exhibit B attached hereto (such payments, the “PD Separation Payments”).

(b)        Dauman and Viacom shall, subject to any consideration period required under applicable law, execute (i) a release in the form attached hereto as Exhibit C-1 within three (3) business days of the Effective Date (the “First Dauman Release”) and (ii) subject to the Parties’ continued compliance with the terms of this Settlement and the PD Employment Agreement, a release in the form attached hereto as Exhibit C-2 within three (3) business days of the termination of the Continuation Period (the “Second Dauman Release”). Dauman hereby acknowledges and agrees that the PD Separation Payments are contingent on Dauman entering into the First Dauman Release and not revoking (or attempting to revoke) such First Dauman Release during the applicable seven-day revocation period set forth therein.

(c)        As soon as commercially practicable, but in no event later than seven (7) business days following the Effective Date, Viacom shall establish and fund a grantor trust (the “PD Grantor Trust”) for the purpose of facilitating the administration of certain payments to Dauman in accordance with the terms of Exhibit D.

(d)        Nothing in this Settlement, the First Dauman Release or the Second Dauman Release shall terminate or impair any indemnification rights of Dauman under the Charter or Bylaws, as in effect on the Effective Date, Paragraph 15 (Indemnification) of the PD Employment Agreement, or pursuant to any other instrument or arrangement or applicable law.

(e)        Dauman and Viacom each acknowledge and reaffirm their respective rights and obligations under any provisions of the PD Employment Agreement which, by their nature, are capable of surviving the Effective Date, including, without limitation, Paragraphs 7(a) through 7(i) of the PD Employment Agreement (Exclusive Employment, Etc.), Paragraph 19 (Disputes) and Paragraph 25 (Section 409A), and such provisions shall be deemed incorporated into this Settlement as if fully set forth herein.

11.	Dismissal of the Litigations

    Within two (2) business days after this Settlement is fully executed and exchanged by the Parties, the Parties shall:

(a)        Execute and file with the Probate and Family Court of the State of Massachusetts, Norfolk County, a Stipulation and Proposed Order of Dismissal in the form attached hereto as Exhibit E, providing for the dismissal of all claims, counterclaims and/or cross-claims asserted by any of the Parties against any of the other Parties in the Massachusetts Litigation, with prejudice and at the Parties’ own respective costs;

(b)        Execute and file with the Superior Court of the State of California, County of Los Angeles, a Request for Dismissal in the form attached hereto as Exhibit F, providing for the dismissal of all claims, counterclaims and/or cross-claims asserted by any Party against any other Party in the California Litigation without prejudice and at the Parties own respective costs; and

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(c)        Execute and file with the Delaware Court of Chancery, a Stipulation of Dismissal in the form attached hereto as Exhibit G, seeking dismissal of the Delaware Actions with prejudice and at the Parties’ own respective costs.

12.	Litigation Costs.

The Parties hereto agree that any and all costs and expenses incurred by, attributed to or otherwise payable by Dauman, Abrams and/or the members of the Viacom Board (including the Independent Directors) in connection with the Massachusetts Action, the California Actions, the Delaware Actions and the negotiation, enforcement and defense of this Settlement, including, without limitation, attorneys’ fees, expert fees, vendor fees disbursements and fees in connection with the filings set forth in Section 11 hereof (collectively, “Litigation Costs”), shall be paid by Viacom as incurred, and, to the extent any such Litigation Costs have been paid by any of the foregoing individuals prior to the Effective Date, Viacom shall reimburse all such Litigation Costs to the applicable individual upon the execution of this Settlement. Without limiting the foregoing, NAI hereby ratifies and approves all actions taken by the Viacom Board on or prior to the Effective Date only with respect to any Litigation Costs incurred on or prior to the Effective Date and all payments made in respect of such Litigation Costs.

13.	No Admission of Liability.

This Settlement is entered into in the interests of avoiding the expenses and uncertainties of litigation. Neither this Settlement, nor any of its terms and provisions, shall be deemed an admission or concession of any fact, liability, incapacity, undue influence, fault or wrongdoing.

14.	Ratification.

(a)        To the extent necessary, Phyllis, SER, Jankowski, Krutick, Tyler, Andelman, Jacobs and Lewin, in their capacities as current and/or future Trustees of the Trust, hereby agree that entering into this Settlement is consistent with the terms of the Trust and in the best interests of the Trust and its current, contingent and remainder beneficiaries and on that basis enter into this Settlement and ratify the decision of SMR to enter into this Settlement as if it were their own; and

(b)        SER, Tyler, Andelman, Krutick and Ostheimer, in their capacities as current and/or future directors of NAI and managers of NAIEH and NAIAH, hereby agree that entering into this Settlement is in the best interests of the NAI Entities and ratify the decision of SMR to enter into this Settlement as if it were their own.

15.	Status Quo Order.

In the event that the entry into this Settlement or the actions contemplated thereby are governed by the restrictions set forth in the Status Quo Order, the Parties, including NAI, hereby waive such restrictions pursuant to paragraph 5 of the Status Quo Order, and will provide written notice to the Delaware Chancery Court of such waiver.

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16.	Press Release.

The Parties have mutually agreed on the press release attached hereto as Exhibit H and shall mutually agree on a Current Report on Form 8-K for Viacom to file with the Securities and Exchange Commission regarding the matters contained in this Settlement.

17.	No Intention to Disparage.

The Parties express that it is their intention not to disparage any other Party, directly or indirectly. This statement of intention confers no rights or remedies on any Party.

18.	D&O Indemnification.

(a)        NAI (solely in its capacity as a stockholder exercising its rights as such, and without incurring any liability or responsibility for any obligation (monetary, contractual or otherwise)) and Viacom shall cause all rights to indemnification, advancement of expenses and exculpation now existing in favor of each of the current directors and officers of Viacom (collectively, the “D&O Indemnified Parties”) in all of their respective capacities as provided in Viacom’s Charter or Bylaws or any resolution of the Viacom Board or any indemnification agreements between Viacom and a D&O Indemnified Party existing as of the Effective Date or pursuant to any other instrument or arrangement or applicable law, including as set forth herein, to survive and continue in full force and effect with respect to each such D&O Indemnified Party for a period of not less than six (6) years after such D&O Indemnified Party ceases to serve on the Viacom Board or as an officer of Viacom, as applicable (the “Coverage Period”). Any repeal or modification of the indemnification and liability limitation or exculpation provisions of Viacom’s Charter and Bylaws applicable to any D&O Indemnified Party prior to the expiration of such Coverage Period shall not adversely affect any right or protection of such D&O Indemnified Party existing as of the Effective Date.

(b)        Viacom shall maintain coverage for executive liability insurance (including director and officer and employment practice liability coverage) for the benefit of the D&O Indemnified Parties for the full duration of the Coverage Period with terms and conditions no less favorable to the D&O Indemnified Parties to the insurance coverage as of the Effective Date, and shall cause any successor to assume the same. Any claims-made coverage obtained by Viacom shall include coverage of the D&O Indemnified Parties for the full duration of the Coverage Period.

19.	Miscellaneous

(a)        Contemporaneous with the filing of the Stipulation of Dismissal in the form attached hereto as Exhibit E, the Parties shall request that the Probate and Family Court of the State of Massachusetts, Norfolk County, deny the pending Motion to Appoint Guardian Ad Litem based on the representation of Ostheimer that she adequately represents the interests of her minor children.

(b)        The Parties hereto represent that they have not heretofore assigned or transferred or purported to assign or transfer to any person or entity any matter released pursuant to this Settlement. The provisions of this Settlement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and assigns.

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(c)        This Settlement and all exhibits, including but not limited to the Stipulations of Dismissal with Prejudice attached hereto as Exhibit E, Exhibit F and Exhibit G, constitute the entire agreement between the Parties as it relates to the subject matter herein with respect to the settlement of the Massachusetts Action, the California Action, and the Delaware Actions. Each Party acknowledges that it is not entering into this Settlement on the basis of or in reliance upon any promise, representation or warranty other than as explicitly contained in this Settlement.

(d)        This Settlement may not be modified or amended, except by an instrument in writing signed by all of the Parties adversely affected thereby; provided that prompt notice of any such modification or amendment shall be given to all Parties; provided, further, that this Settlement may be modified or amended, without a need for an instrument in writing signed by any Additional Party (and otherwise without the consent thereof or notice thereto), unless such amendment or modification is to an Additional Party Section in which case an instrument in writing signed by any Additional Party adversely affected thereby shall be required.

(e)        Each Party hereby represents and warrants with respect to itself, himself or herself, that (i) the execution and performance of this Settlement is fully authorized, (ii) with respect any Party that is a corporation or other entity, the person or persons executing this Settlement have the necessary and appropriate authority to do so, (iii) no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by a Party that has not been obtained in order to execute and perform its obligations under this Settlement and (iv) upon the due execution by the other Parties hereto, this Settlement is a valid, legal, binding and enforceable obligation of such Party. Each Party shall indemnify, defend and hold harmless each other Party from any and all Claims brought against such other Parties arising out of or relating to a breach by such first Party of any representations or warranties contained in this Settlement.

(f)        The Parties agree that each Party is entering into this Agreement by its, his or her own free will and not as the result of any undue influence or other unlawful acts by any other Party or any other person or entity.

(g)        This Settlement is being entered into between sophisticated parties, each of which or who has reviewed the Settlement, had the opportunity to discuss it with its, his or her counsel, and is fully knowledgeable about its terms and conditions. The Parties therefore agree that this Settlement shall be construed without regard to the authorship of the language and without any presumption or rule of construction in favor of any of them.

(h)        The Parties agree to cooperate in good faith to effect all of the terms of this Settlement. The Other Trustees (including Lewin) and SMR, SER, Tyler and Phyllis agree to take any and all actions that may be necessary to effect or confirm the appointments of Krutick and Jankowski as replacement trustees for Dauman and Abrams. The Parties further agree to execute all papers and documents and to take such other actions as may be necessary and proper to fulfill the terms and conditions of this Settlement. For the avoidance of doubt, SMR, SER, NAI, the Trust and the Other Trustees (collectively, the “NAI Parties”) each hereby agrees, to the extent applicable, to (i) vote all shares of stock of NAI held by the Trust to fulfill their respective obligations under this Settlement and against any other action, proposal, agreement or transaction that would cause a breach of their respective obligations under this Settlement, and (ii) not

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commit or agree to take any action or proposal, or take any action (including without limitation entering into any transaction or agreement) that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of any NAI Party or Viacom under this Settlement. NAI shall vote (or cause to be voted) all shares of Viacom stock held by NAI, NAIRI, Inc., any controlled corporate subsidiary or controlled corporate affiliate thereof, or any entity controlled, directly or indirectly, by NAI, excluding Viacom and its subsidiaries, to fulfill its respective obligations under this Settlement and against any other action, proposal, agreement or transaction that would breach its obligations under this Settlement. In the event that any NAI Party transfers, directly or indirectly, any securities of NAI or Viacom to any affiliate (excluding Viacom and its subsidiaries) thereof, such NAI Party, as a condition to any such transfer, shall require such affiliate (excluding Viacom and its subsidiaries) to agree in writing to be bound by all of the terms of this Settlement as a NAI Party as such apply to holders of securities of NAI or Viacom. Viacom hereby agrees to cause all of its subsidiaries to comply with the terms of this Settlement as if such subsidiaries were parties hereto.

(i)        The headings in this Settlement have been inserted for reference only. Such headings shall not limit, modify or otherwise affect the terms and provisions hereof. Whenever the words “include”, “includes”, or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, and “hereunder”, and words of similar import, when used in this Settlement, refer to this Settlement as a whole and not to any particular provision of this Settlement.

(j)        This Settlement, and all matters arising out of or relating to this Settlement and all transactions and events contemplated hereby, shall be interpreted under and governed by the laws of State of Delaware, without regard to conflict of law principles thereof.

(k)        The Parties agree that any legal action brought to interpret or enforce any terms of this Settlement shall be brought in the Delaware Court of Chancery (or, if and only if the Delaware Court of Chancery lacks subject matter jurisdiction, any state or federal court located within the state of Delaware). Each Party hereby consents to the personal jurisdiction of such court(s) for purposes of this subparagraph, and waives any objection thereto based on personal jurisdiction or venue.

(l)        This Settlement shall not be admissible as evidence in any litigation between or among the Parties except to enforce the terms expressed herein.

(m)      This Settlement may be executed in a number of counterparts, including by facsimile or electronic email, each of which shall constitute an original, but all such counterparts together shall constitute one and the same Settlement. The signatures to this Settlement may be evidenced by facsimile or PDF copies reflecting the signatories hereto, and any such facsimile or PDF copy shall be sufficient evidence of each signature as if it were an original signature.

(n)        The Parties acknowledge that the purpose of this Settlement is to settle disputes and release claims. In the event that any provision or portion of this Settlement is found to be void, invalid or unenforceable for any reason, the Parties will continue to interpret this Settlement to accomplish the stated purpose and all other provisions of this Settlement shall remain unaffected to the extent permitted by law.

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(o)        This Settlement is not intended to and shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided each of the Viacom Parties, NAI/Redstone Parties, Officer and Director Parties, and the New Director Releasees shall be a third party beneficiary of Sections 7 and 8, each Indemnified Party shall be a third party beneficiary of Section 9 and each D&O Indemnified Party shall be a third party beneficiary of Section 18.

(p)        Each of Dauman and Abrams shall be deemed to have resigned, effective May 20, 2016, from any and all positions that he may hold as a director, manager, officer, employee and/or agent of any of the NAI Entities or any direct or indirect subsidiary thereof; provided, that in no event shall such deemed resignation affect any of Dauman’s or Abram’s rights or entitlements pursuant to Sections 7, 9 and 18 of this Settlement, which shall be determined without reference to this Section 19(p).

(q)        Each of Dauman and Abrams shall be deemed to have resigned, effective May 20, 2016, from any position he may have with respect to the Trust, including without limitation as Trustee of the Trust, and has executed a Resignation of Trustee attached as Exhibit K1 and Exhibit K2 respectively; provided, that in no event shall such deemed resignation affect any of Dauman’s or Abram’s rights or entitlements pursuant to Sections 7, 9 and 18 of this Settlement, which shall be determined without reference to this Section 19(q).

(r)        Upon the execution of this Settlement, all written discovery requests and deposition notices in the Massachusetts Action, the California Action, and the Delaware Actions served by any Party to this Settlement on any Party to this Settlement are hereby withdrawn, and are no longer of any force or effect.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date set forth above.

/s/ Sumner M. Redstone
Sumner M. Redstone, individually and in his capacities as a director and Chairman Emeritus of Viacom, Settlor, beneficiary and trustee of the Trust, and an officer, director and, through the Trust, stockholder of NAI, and a manager of NAIEH and NAIAH

/s/ Shari E. Redstone
Shari E. Redstone, individually and in her capacities as a director and Non-Executive Vice Chair of Viacom, future trustee of the Trust, contingent beneficiary of the Trust and an officer, director and, through a trust, stockholder of NAI, and manager of NAIEH and NAIAH

/s/ Philippe P. Dauman
Philippe P. Dauman, individually, and in his capacities as President, Chief Executive Officer, a director and Executive Chairman of Viacom, as a former trustee of the Trust and as a former director of NAI, and manager of NAIEH and NAIAH

/s/ George S. Abrams
George S. Abrams, individually, and in his capacities as a director of Viacom, as a former trustee of the Trust and as a former director of NAI, and manager of NAIEH and NAIAH

/s/ Thomas E. Dooley
Thomas E. Dooley, individually, and in his capacity as a director of Viacom

[Signature Page to Settlement Agreement]

/s/ Thaddeus Jankowski
Thaddeus Jankowski, individually, and in his capacity as a trustee of the Trust and officer of NAI, NAIAH, and NAIEH (obligating himself only as provided in the Additional Parties Sections, but subject to the protections and benefits of all other sections of the Agreement applicable to him)

/s/ Jill Krutick
Jill Krutick, individually, and in her capacities as a trustee of the Trust, a director of NAI and manager of NAIEH and NAIAH (obligating herself only as provided in the Additional Parties Sections, but subject to the protections and benefits of all other sections of the Agreement applicable to her)

/s/ David Andelman
David Andelman, individually, and in his capacities as a trustee of the Trust and a director of NAI and manager of NAIEH and NAIAH (obligating himself only as provided in the Additional Parties Sections, but subject to the protections and benefits of all other sections of the Agreement applicable to him)

/s/ Norman Jacobs
Norman Jacobs, individually, and in his capacity as a trustee of the Trust (obligating himself only as provided in the Additional Parties Sections, but subject to the protections and benefits of all other sections of the Agreement applicable to him)

/s/ Leonard Lewin
Leonard Lewin, individually, and in his capacity as a trustee of the Trust (obligating himself only as provided in the Additional Parties Sections, but subject to the protections and benefits of all other sections of the Agreement applicable to him)

[Signature Page to Settlement Agreement]

/s/ Blythe J. McGarvie
Blythe J. McGarvie, individually, and in her capacity as a director of Viacom

/s/ Frederic V. Salerno
Frederic V. Salerno, individually, and in his capacity as a director of Viacom

/s/ William Schwartz
William Schwartz, individually, and in his capacity as a director of Viacom

/s/ Charles E. Phillips, Jr.
Charles E. Phillips, Jr., individually, and in his capacity as a director of Viacom

/s/ Cristiana Falcone Sorrell
Cristiana Falcone Sorrell, individually, and in her capacity as a director of Viacom

/s/ Deborah Norville
Deborah Norville, individually, and in her capacity as a director of Viacom

/s/ Phyllis Redstone
Phyllis Redstone, individually, as a named party in the Massachusetts Action and in her capacity as a trustee of the Trust (obligating herself only as provided in the Additional Parties Sections, but subject to the protections and benefits of all other sections of the Agreement applicable to her)

[Signature Page to Settlement Agreement]

/s/ Tyler Korff
Tyler Korff, individually, as a named party in the Massachusetts Action and in his capacity as a future trustee of the Trust and a director of NAI (obligating himself only as provided in the Additional Parties Sections, but subject to the protections and benefits of all other sections of the Agreement applicable to him)

/s/ Brandon Korff
Brandon Korff, individually, as a named party in the Massachusetts Action (obligating himself only as provided in the Additional Parties Sections, but subject to the protections and benefits of all other sections of the Agreement applicable to him)

/s/ Kimberlee Korff Ostheimer
Kimberlee Korff Ostheimer, individually and as parent and guardian on behalf of her children Harvey Benjamin Ostheimer and Haylee Rose Ostheimer, all of whom are named parties in the Massachusetts Action (obligating them only as provided in the Additional Parties Sections, but subject to the protections and benefits of all other sections of the Agreement applicable to them)

/s/ Lauren Ellis
Lauren Ellis, individually, as a named party in the Massachusetts Action (obligating herself only as provided in the Additional Parties Sections, but subject to the protections and benefits of all other sections of the Agreement applicable to her)

NATIONAL AMUSEMENTS, INC.

By:	/s/ Thaddeus P. Jankowski
Name:	Thaddeus P. Jankowski
Title:	Vice President

[Signature Page to Settlement Agreement]

NAI ENTERTAINMENT HOLDINGS, LLC

By:	/s/ Thaddeus P. Jankowski
Name:	Thaddeus P. Jankowski
Title:	Vice President

NAI ASSET HOLDINGS, LLC

By:	/s/ Thaddeus P. Jankowski
Name:	Thaddeus P. Jankowski
Title:	Vice President

VIACOM INC.

By:	/s/ Michael D. Fricklas
Name:	Michael D. Fricklas
Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Settlement Agreement]

Exhibit A

New Directors

1.	Kenneth Lerer

2.	Nicole Seligman

3.	Judith McHale

4.	Thomas May

5.	Ron Nelson

A-1

Exhibit B

PD Separation Payments

Capitalized terms used but not otherwise defined in this Exhibit B shall have the meanings ascribed to such terms in the PD Employment Agreement. In connection with Dauman’s resignation, Viacom shall pay and provide Dauman with the PD Separation Payments described in this Exhibit B, which shall be payable as provided herein.

A.

Accrued Compensation and Benefits.        As contemplated in Paragraph 9(d)(ii)(a) of the PD Employment Agreement, Viacom shall promptly pay to Dauman, on the first regularly scheduled payroll date following the Effective Date, the following accrued compensation:

a.	Reimbursement of any unpaid business expenses to which Dauman is entitled pursuant to Paragraph 6 of the PD Employment Agreement that were incurred prior to the Effective Date; and

b.	Salary through the Effective Date.

Dauman shall also be entitled to all other vested compensation and benefits to which he is entitled as of the Effective Date under the terms and conditions applicable to such compensation and benefit. For purposes of clarity, and without limiting the foregoing, such benefits shall include: (i) pursuant to Paragraph 5(c)(i) of the PD Employment Agreement, until the second anniversary of the Effective Date, continued participation for Dauman and his spouse in certain medical, dental and hospitalization plans or programs or the economic equivalent of the benefits if and on the terms required pursuant to Paragraph 5(c)(i) of the PD Employment Agreement; (ii) pursuant to Paragraph 5(c)(ii) of the PD Employment Agreement, until the third anniversary of the Effective Date, (A) use of suitable and appropriate office facilities outside of the Viacom offices to be determined by Dauman and Viacom and (B) continued use of Rosemarie Cresswell (or a replacement designated by Dauman at his discretion) as Dauman’s personal secretary to be compensated at an annual rate of $165,405 (subject to increase at the same rate and with the same frequency as given to similarly situated secretaries at Viacom) and a right for Rosemarie Cresswell (or her replacement) to continue her participation in the same benefit programs in which she participated prior to the Effective Date; and (iii) any vested benefits under the Viacom 401(k) Plan, the Viacom Excess 401(k) Plan for Designated Senior Executives, the Viacom Pension Plan, and the Viacom Excess Pension Plan.

For the avoidance of doubt, the accrued compensation and benefits identified in Part A of this Exhibit B shall not be conditioned on Dauman’s execution and non-revocation of the First Dauman Release or the Second Dauman Release.

B.

Pro-rata Bonus.        As contemplated in Paragraph 9(d)(ii)(b) of the PD Employment Agreement, and subject to Dauman’s execution and non-revocation of the First Dauman Release, Dauman will be entitled to a Bonus for fiscal year 2016 based on his Target Bonus of $20,000,000, prorated for the 323 calendar days elapsed in fiscal year 2016 through the Effective Date. The determination of the amount payable in respect of such pro-rated Bonus shall be made in accordance with the procedures set forth in Paragraph

9(d)(ii)(b) of the PD Employment Agreement. The prorated Bonus, if any, shall be payable on the earlier of (i) November 30, 2016 or (ii) the date on which bonuses are paid to similarly situated executives who participate in the Senior Executive STIP.

C.

Severance Payment.        As contemplated by Paragraph 9(d)(ii)(c) of the PD Employment Agreement, and subject to Dauman’s execution and non-revocation of the First Dauman Release, Dauman shall be entitled to a Severance Payment of $58,000,000. $46,400,000 of the Severance Payment shall be payable on the Release Date (as defined in the First Dauman Release) and the remaining $11,600,000 of the Severance Payment will be paid in accordance with Viacom’s regular payroll practices over a period of approximately 29 months following the Release Date. Notwithstanding the foregoing, as contemplated by and in accordance with Paragraph 9(d)(iii) of the PD Employment Agreement, if Dauman materially breaches the non-compete covenant or the no-solicitation covenant set forth in Paragraphs 7(a) and (b) of the PD Employment Agreement and has not cured such breach (if curable) within thirty (30) days following his receipt of notice from Viacom that such breach has occurred, Dauman’s entitlement to any portion of the Severance Payment that has not then been made will cease.

D.

Vesting of Stock Options.        As contemplated by Paragraph 9(d)(ii)(d) of the PD Employment Agreement, and subject to Dauman’s execution and non-revocation of the First Dauman Release, all of Dauman’s 1,723,349 unvested stock options will vest on the Release Date and any outstanding stock option shall remain exercisable until the applicable period set forth in Paragraph 4(a)(v) of the PD Employment Agreement.

E.

Vesting of PSUs.        As contemplated by Paragraph 9(d)(ii)(e) of the PD Employment Agreement, and subject to Dauman’s execution and non-revocation of the First Dauman Release, Viacom shall issue to Dauman up to 1,114,425 Shares (plus any dividend equivalents accrued thereon), with respect to unvested PSUs, which number of Shares shall be settled net of applicable withholding taxes to be remitted to the applicable taxing authorities by Viacom. The number of shares to be issued to Dauman will be calculated in accordance with Paragraph 4(b) of the PD Employment Agreement and such shares shall be delivered to Dauman at the times set forth in Paragraph 4(b)(iv) of the PD Employment Agreement.

F.

Vesting of PRSUs.        As contemplated by Paragraph 9(d)(ii)(f) of the PD Employment Agreement, and subject to Dauman’s execution and non-revocation of the First Dauman Release, Viacom shall issue on the Effective Date to Dauman 300,000 Shares (plus any dividend equivalents accrued thereon) with respect to unvested PRSUs, which number of Shares shall be settled net of applicable withholding taxes to be remitted to the applicable taxing authorities of Viacom.

G.

Insurance.        As contemplated by Paragraph 9(d)(ii)(g) of the PD Employment Agreement, and subject to Dauman’s execution and non-revocation of the First Dauman Release, Viacom shall continue to provide Dauman with no less than $5,000,000 in life insurance or such lesser amount determined in accordance with the terms set forth in such Paragraph.

H.

Section 409A Delay.        As contemplated by Paragraph 25 of the PD Employment Agreement, to the extent that any payment or benefit is delayed pursuant to the Section 409A Amendment, the accrual of interest on such delayed payments during the period of such delay shall be at a rate equal to Viacom’s highest borrowing rate in effect at the Termination Date.

Exhibit C-1

FIRST DAUMAN RELEASE

WHEREAS, Philippe P. Dauman (hereinafter referred to as the “Executive”) and Viacom Inc. (hereinafter referred to as “Employer”) are parties to an Employment Agreement, amended and restated as of January 15, 2015 (the “Employment Agreement”), which provided for the Executive’s employment with Employer on the terms and conditions specified therein; and

WHEREAS, pursuant to paragraph 9(d) of the Employment Agreement, the Executive has agreed to execute a release of the type and nature set forth herein as a condition to his entitlement to certain payments and benefits upon his termination of employment with Employer; and

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and for other good and valuable consideration received or to be received by the Executive in accordance with the terms of the Employment Agreement, it is agreed as follows:

1.        Excluding enforcement of the covenants, promises and/or rights reserved herein, the Executive hereby irrevocably and unconditionally releases, acquits and forever discharges Employer and each of Employer’s owners, stockholders, predecessors, successors, assigns, directors, officers, employees, divisions, subsidiaries, affiliates (and directors, officers and employees of such companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort or any legal restrictions on Employer’s right to terminate employees, or any Federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Federal Age Discrimination In Employment Act of 1967 (“ADEA”), as amended, the Employee Retirement Income Security Act (“ERISA”), as amended, the Civil Rights Act of 1991, as amended, the Rehabilitation Act of 1973, as amended, the Older Workers Benefit Protection Act (“OWBPA”), as amended, the Worker Adjustment Retraining and Notification Act (“WARN”), as amended, the Fair Labor Standards Act (“FLSA”), as amended, the Occupational Safety and Health Act of 1970 (“OSHA”), the New York State Human Rights Law, as amended, the New York Labor Act, as amended, the New York Equal Pay Law, as amended, the New York Civil Rights Law, as amended, the New York Rights of Persons With Disabilities Law, as amended, and the New York Equal Rights Law, as amended, that the Executive now has, or has ever had, or ever will have, against each or any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of the Executive’s execution hereof that directly or indirectly arise out of, relate to, or are connected with, the Executive’s services to, or employment by Employer (any of the foregoing being a “Claim” or, collectively, the “Claims”); provided, however, that this release shall not apply to any of the obligations of Employer or any other Releasee under the Employment Agreement, the Settlement Agreement, dated as of [the date hereof] by and among the Executive, Employer, Sumner M. Redstone, Shari E. Redstone, George S. Abrams, National Amusements, Inc., the Sumner M. Redstone National Amusements Trust and certain other parties, or under any agreements, plans, contracts, documents or programs described or referenced in the Employment Agreement; and provided, further, that this release shall not apply to any rights the Executive may have to obtain contribution or indemnity against Employer or any other Releasee pursuant to contract, Employer’s certificate of incorporation and by-laws or otherwise.

2.        The Executive expressly waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, the Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims that the Executive does not know or suspect to exist in the Executive’s favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims.

3.        The Executive understands that he has been given a period of 21 days to review and consider this General Release before signing it pursuant to the Age Discrimination In Employment Act of 1967, as amended. The Executive further understands that he may use as much of this 21-day period as the Executive wishes prior to signing.

4.        The Executive acknowledges and represents that he understands that he may revoke the waiver of his rights under the Age Discrimination In Employment Act of 1967, as amended, effectuated in this Agreement within 7 days of signing this Agreement. Provided that the Executive has not revoked the waiver pursuant to this section, the 8th day following the signing of this Agreement shall be the “Release Date.” Revocation can be made by delivering a written notice of revocation to General Counsel, Employer Inc., 1515 Broadway, New York, New York 10036. For this revocation to be effective, written notice must be received by the General Counsel no later than the close of business on the seventh day after the Executive signs this Agreement. If the Executive revokes the waiver of his rights under the Age Discrimination In Employment Act of 1967, as amended, Employer shall have no obligations to the Executive under paragraph 9(d) of the Employment Agreement.

5.        The Executive and Employer respectively represent and acknowledge that in executing this Agreement neither of them is relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Releasees with regard to the subject matter, basis or effect of this Agreement or otherwise.

6.        This Agreement shall not in any way be construed as an admission by any of the Releasees that any Releasee has acted wrongfully or that the Executive has any rights whatsoever against any of the Releasees except as specifically set forth herein, and each of the Releasees specifically disclaims any liability to any party for any wrongful acts.

7.        It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under law. Should there be any conflict between any provision hereof and any present or future law, such law will prevail, but the provisions affected thereby will be curtailed and limited only to the extent necessary to bring them within the requirements of law, and the remaining provisions of this Agreement will remain in full force and effect and be fully valid and enforceable.

8.        The Executive represents and agrees (a) that the Executive has to the extent he desires discussed all aspects of this Agreement with his attorney, (b) that the Executive has carefully read and fully understands all of the provisions of this Agreement, and (c) that the Executive is voluntarily entering into this Agreement.

9.        This General Release shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof or to those of any other jurisdiction which, in either case, could cause the application of the laws of any jurisdiction other than the State of New York. This General Release is binding on the successors and assigns of, and sets forth the entire agreement between, the parties hereto; fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof; and may not be changed except by explicit written agreement to that effect subscribed by the parties hereto.

PLEASE READ CAREFULLY. THIS GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

This General Release is executed by the Executive and Employer as of the 18th day of August, 2016.

Philippe P. Dauman

VIACOM INC.

By:
Title:

Exhibit C-2

SECOND DAUMAN RELEASE

WHEREAS, Philippe P. Dauman (hereinafter referred to as the “Executive”) and Viacom Inc. (hereinafter referred to as “Employer”) are parties to an Employment Agreement, amended and restated as of January 15, 2015 (the “Employment Agreement”), which provided for the Executive’s employment with Employer on the terms and conditions specified therein; and

WHEREAS, the Executive, Employer, Sumner M. Redstone, Shari E. Redstone, George S. Abrams, National Amusements, Inc. the Sumner M. Redstone National Amusements Trust and certain other parties have entered into that certain Settlement and Release Agreement, dated as of August 18, 2016 (the “Settlement Agreement”), pursuant to which Executive agreed to continue providing services as a member of the board of directors of Employer for the Continuation Period (as defined in the Settlement Agreement);

WHEREAS, pursuant to Paragraph 9(d) of the Employment Agreement and the terms of the Settlement Agreement, on August 18, 2016, the Executive previously executed a release of claims as a condition to his entitlement to certain payments and benefits upon his termination of employment as President and Chief Executive Officer; and

WHEREAS, pursuant to the terms of the Settlement Agreement and Executive’s deemed resignation as a member of the board of directors of Employer, Executive is entering into this second release of claims.

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and for other good and valuable consideration received or to be received by the Executive in accordance with the terms of the Employment Agreement, it is agreed as follows:

1.        Excluding enforcement of the covenants, promises and/or rights reserved herein, the Executive hereby irrevocably and unconditionally releases, acquits and forever discharges Employer and each of Employer’s owners, stockholders, predecessors, successors, assigns, directors, officers, employees, divisions, subsidiaries, affiliates (and directors, officers and employees of such companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort or any legal restrictions on Employer’s right to terminate employees, or any Federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Federal Age Discrimination In Employment Act of 1967 (“ADEA”), as amended, the Employee Retirement Income Security Act (“ERISA”), as amended, the Civil Rights Act of 1991, as amended, the Rehabilitation Act of 1973, as amended, the Older Workers Benefit Protection Act (“OWBPA”), as amended, the Worker Adjustment Retraining and Notification Act (“WARN”), as amended, the Fair Labor Standards Act (“FLSA”), as amended, the Occupational Safety and Health Act of 1970 (“OSHA”), the New York State Human Rights Law, as amended, the New York Labor Act, as amended, the New York Equal Pay Law, as amended, the New York Civil Rights Law, as amended, the New York Rights of Persons With Disabilities Law, as amended, and the New York Equal Rights Law, as amended, that the Executive now has, or has ever had, or ever will have, against each or any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of the Executive’s execution hereof that directly or indirectly arise out of, relate to, or are connected with, the Executive’s services to, or employment by Employer (any of the foregoing being a “Claim” or, collectively, the “Claims”); provided, however, that this release shall not apply to any of the obligations of Employer or any other Releasee under the Employment Agreement, the Settlement Agreement, or under any agreements, plans, contracts, documents or programs described or referenced in the Employment Agreement; and provided, further, that this release shall not apply to any rights the Executive may have to obtain contribution or indemnity against Employer or any other Releasee pursuant to contract, Employer’s certificate of incorporation and by-laws or otherwise.

2.        The Executive expressly waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, the Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims that the Executive does not know or suspect to exist in the Executive’s favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims.

3.        The Executive understands that he has been given a period of 21 days to review and consider this General Release before signing it pursuant to the Age Discrimination In Employment Act of 1967, as amended. The Executive further understands that he may use as much of this 21-day period as the Executive wishes prior to signing.

4.        The Executive acknowledges and represents that he understands that he may revoke the waiver of his rights under the Age Discrimination In Employment Act of 1967, as amended, effectuated in this Agreement within 7 days of signing this Agreement. Revocation can be made by delivering a written notice of revocation to General Counsel, Employer Inc., 1515 Broadway, New York, New York 10036. For this revocation to be effective, written notice must be received by the General Counsel no later than the close of business on the seventh day after the Executive signs this Agreement.

5.        The Executive and Employer respectively represent and acknowledge that in executing this Agreement neither of them is relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Releasees with regard to the subject matter, basis or effect of this Agreement or otherwise.

6.        This Agreement shall not in any way be construed as an admission by any of the Releasees that any Releasee has acted wrongfully or that the Executive has any rights whatsoever against any of the Releasees except as specifically set forth herein, and each of the Releasees specifically disclaims any liability to any party for any wrongful acts.

7.        It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under law. Should there be any conflict between any provision hereof and any present or future law, such law will prevail, but the provisions affected thereby will be curtailed and limited only to the extent necessary to bring them within the requirements of law, and the remaining provisions of this Agreement will remain in full force and effect and be fully valid and enforceable.

8.        The Executive represents and agrees (a) that the Executive has to the extent he desires discussed all aspects of this Agreement with his attorney, (b) that the Executive has carefully read and fully understands all of the provisions of this Agreement, and (c) that the Executive is voluntarily entering into this Agreement.

9.        This General Release shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof or to those of any other jurisdiction which, in either case, could cause the application of the laws of any jurisdiction other than the State of New York. This General Release is binding on the successors and assigns of, and sets forth the entire agreement between, the parties hereto; fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof; and may not be changed except by explicit written agreement to that effect subscribed by the parties hereto.

PLEASE READ CAREFULLY. THIS GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

This General Release is executed by the Executive and Employer as of the      day of             , 20    .

Philippe P. Dauman

VIACOM INC.

By:
Title:

Exhibit D

Establishment of PD Grantor Trust

Capitalized terms used but not otherwise defined in this Exhibit D shall have the meanings ascribed to such terms in the PD Employment Agreement.

Unless otherwise waived by Dauman, Viacom shall, as soon as commercially practicable, but in no event later than seven (7) business days following the Effective Date, establish the PD Grantor Trust with Citibank or another financial institution designated by Dauman (the “Trustee”). The terms of the PD Grantor Trust shall, subject to an opportunity to review and comment by Dauman and his counsel, be consistent with the model trust set forth in Revenue Procedure 92-64, such that the parties intend that Dauman is not deemed to be in constructive receipt of income or incurring an economic benefit solely on account of the adoption of the PD Grantor Trust. Notwithstanding the foregoing, none of Viacom nor any of its affiliates has given or made, or will be deemed to have given or made, to Dauman or any other person, any guarantee or other commitment regarding the tax consequences of the establishment, operation and maintenance of the PD Grantor Trust. The amount deposited in the PD Grantor Trust shall be $58,728,693.87, which is the sum of (x) the $58,000,000 “Severance Payment” payable pursuant to Paragraph 9(d)(ii)(c) of the PD Employment Agreement and (y) Dauman’s vested account balance of $728,793.87 in Viacom’s Excess 401(k) Plan. The amount to be deposited in the PD Grantor Trust shall be reduced by amounts paid to Dauman between the Effective Date and the date of the PD Grantor Trust funding.

As payments come due pursuant to Paragraph 9(d)(ii)(c) of the PD Employment Agreement and the terms of Viacom’s Excess 401(k) Plan (including any interest accrued thereon in accordance with Paragraph 25 of the PD Employment Agreement), subject to any delay required under Section 409A or the Section 409A Amendment, such amounts shall be released by the Trustee to Viacom, which shall administer the payment to Dauman through Viacom’s payroll system (net of any amount to be remitted to the relevant tax authorities in respect of applicable tax withholdings).

The creation and funding of the PD Grantor Trust shall not relieve Viacom’s payment obligations pursuant to the PD Employment Agreement, Viacom’s Excess 401(k) Plan or otherwise, but the payment by the Trustee to Dauman or the relevant tax authorities for withholding obligations (via Viacom’s payroll system) shall discharge the corresponding obligation under the PD Employment Agreement and Viacom’s Excess 401(k) Plan to the extent of such payment.

Viacom shall pay all fees and expenses related to the creation, funding, maintenance, and termination of the PD Grantor Trust.

If Dauman revokes or otherwise brings any claim or action that would violate the First Dauman Release or the Second Dauman Release, the Grantor Trust shall terminate and all amounts held thereunder shall revert to Viacom.

D-1

Exhibit E

Stipulation of Dismissal – Massachusetts

See attached.

COMMONWEALTH OF MASSACHUSETTS

NORFOLK, SS.	PROBATE AND FAMILY COURT CIVIL ACTION NO.: 16E0020QC

Philippe Dauman and George S. Abrams, As Trustees of the SUMNER M. REDSTONE NATIONAL AMUSEMENTS TRUST, Plaintiffs, vs. Sumner M. Redstone, et al., Defendants.
Keryn Redstone, Plaintiff-in Crossclaim vs. Sumner M. Redstone, et al. Defendants-in-Crossclaim

STIPULATION AND PROPOSED ORDER FOR DISMISSAL WITH PREJUDICE

OF AMENDED COMPLAINT IN EQUITY

Pursuant to Massachusetts Rule of Civil Procedure 41(a)(2), Plaintiffs Philippe Dauman (“Dauman”) and George S. Abrams (“Abrams” and with Dauman, “Plaintiffs”), with the written assent set forth below of all other parties to this action except for nominal defendant Keryn Redstone, respectfully request that the Court dismiss the Amended Complaint in Equity, and each and every challenge alleged, claim asserted, and issue asserted therein, with prejudice. As grounds therefor, all parties (except for Keryn Redstone) state the following:

1.        A comprehensive settlement agreement has been executed by (a) all parties to this action (except Keryn Redstone); (b) all parties to certain pending actions in the Delaware Court of Chancery captioned In re Viacom, Inc., Civil Action No. 12472-CB and Frederic V. Salerno v. National Amusements, Inc. et al., Civil Action No. 12473-CB; and (c) all parties to a certain action pending in Los Angeles captioned In the Matter of the Sumner M. Redstone National Amusements Trust, Case No. 16STPB00618 (the “Settlement Agreement”).

2.        The Settlement Agreement resolves all claims between the parties to it, includes mutual releases, and has been unanimously approved by the Boards of Directors of Viacom, Inc. and of National Amusements, Inc. (“NAI”), National Amusements Entertainment Holdings, LLC (“NAIEH”), and National Amusements Asset Holdings, LLC (“NAIAH”).

3.        Keryn Redstone’s Crossclaims will remain pending for independent adjudication by the Court.

Stipulation

IT IS STIPULATED AND AGREED, by and between Plaintiffs Philippe Dauman and George Abrams, Defendants Sumner Redstone and Shari Redstone, and nominal Defendants David Andelman, Norman I. Jacobs, Thaddeus Jankowski, Brandon Korff, Tyler Korff, Jill Krutick, Leonard Lewin, Kimberlee Ostheimer, Harvery Benjamin Ostheimer, Haylee Rose Ostheimer, Phyllis Redstone, and Lauren Ellis that the Amended Complaint in Equity shall be DISMISSED WITH PREJUDICE and that all parties shall bear their own costs and attorneys’ fees.

IT IS SO STIPULATED.

PHILIPPE DAUMAN and GEORGE

ABRAMS

By their Attorneys,

Joseph L. Bierwirth, Jr.

Edward Notis-McConarty

Ryan P. McManus

Hemenway & Barnes, LLP

75 State Street

Boston, MA 02109

Leslie Gordon Fagen

Christopher H. Trivisonno

Adam J. Bernstein

Paul, Weiss, Rifkind, Wharton & Garrison

1285 Avenue of the Americas

New York, NY 10019

SUMNER M. REDSTONE

By his Attorneys

Robert N. Klieger

Marshall A. Camp

Andrew Walsh

Matthew Kaiser

Hueston Hennigan LLP

523 W. 6th Street, Suite 400

Los Angeles, CA 90014

Bruce Singal

William Sinnott

Donoghue Barrett & Singal

One Beacon Street, Suite 1320

Boston, MA 02108

Michael B. Keating Daniel L. McFadden Foley Hoag LLP 155 Seaport Boulevard Boston, MA 02210

SHARI REDSTONE

By her attorneys,

Elizabeth B. Burnett, BBO No. 66120

Peter A. Biagetti, BBO No. 042310

Wynter L. Deagle, BBO No. 670618

Alec Zadek , BBO No. 672398

Mintz, Levin, Cohn, Ferris, Glovsky
and Popeo, PC

One Financial Center

Boston, MA 02110

(617) 542-6000

(617) 542-2241

TYLER KORFF By his Attorneys	BRANDON KORFF, KIMBERLEE OSTEHEIMER, HARVERY BENJAMIN OSTHEIMER, and HAILEE ROSE OSTHEIMER By their Attorneys

Howard J. Castleman

David Scott Sloan

Jeremy M. Sternberg

Holland & Knight

10 St. James Avenue, 11th Floor

Boston, MA 02116

Robert Barton

Vivian L. Thoreen

Holland & Knight

400 South Hope Street, 8th Floor

Los Angeles, CA 90071

Brien T. O’Connor Marc J. Bloostein Michael Shiposh Ropes & Gray LLP 800 Boylston Street Boston, MA 02199

DAVID ANDELMAN By his Attorneys Peter E. Ball Sally & Fitch LLP One Beacon Street Boston, MA 02108	NORMAN I. JACOBS By his Attorneys Keith E. Glidden Michael L. Fay Verrill Dana LLP One Boston Place, Suite 1600 Boston, MA 02108

THADDEUS JANKOWSKI and JILL KRUTICK By their Attorneys Inez H. Friedman-Boyce Brian E. Pastuszenski Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210	LEONARD LEWIN By his Attorneys C. Max Perlman Hirsch Roberts Weinstein LLP 24 Federal Street, 12th Floor Boston, MA 02110

LAUREN ELLIS	PHYLLIS REDSTONE

By her attorneys,	By her attorneys,

Elizabeth S. Dillon Rory FitzPatrick Cetrulo LLP Two Seaport Lane, 10th Floor Boston, MA 02210	Mia A. Frabotta McCarter & English 265 Franklin Street Boston, MA 02110

Paul M. Sandler Joel Sher Shapiro Sher Guinot & Sandler 250 West Pratt Street, Suite 2000 Baltimore, MD 21201

Dated: August     , 2016

Philippe Dauman et al. v. Sumner Redstone et al., Civil Action No.: 16E0020QC

[PROPOSED] ORDER

This Court, having reviewed the stipulation of the Parties, and finding good cause shown therein, hereby ORDERS AS FOLLOWS:

1.	The Amended Complaint in Equity, and each and every challenge, issue, and cause of action therein, is DISMISSED WITH PREJUDICE;

2.	All Parties shall bear their own costs and attorneys’ fees in connection with the litigation of the Amended Complaint in Equity;

3.	Pursuant to Mass. Rule of Civil Procedure 41(a)(2), Keryn Redstone’s Crossclaims will remain pending for independent adjudication by this Court.

IT IS SO ORDERED.

Dated: , 2016
Honorable George Phelan

Exhibit F

Stipulation of Dismissal – California

See attached.

ATTORNEY OR PARTY WITHOUT ATTORNEY (Name, State Bar number, and address): FOR COURT USE ONLY
Robert N. Klieger Hueston Hennigan LLP 523 W. 6th Street, Suite 400 Los Angeles, CA 90014 TELEPHONE NO.: (213) 788-4340 FAX NO. (Optional): E-MAIL ADDRESS (Optional): rklieger@hueston.com ATTORNEY FOR (Name): Petitioner Sumner M. Redstone SUPERIOR COURT OF CALIFORNIA, COUNTY OF Los Angeles STREET ADDRESS:111 N. Hill St. MAILING ADDRESS:111 N. Hill St.
CITY AND ZIP CODE:Los Angeles, CA 90012 BRANCH NAME:Stanley Mosk Courthouse PLAINTIFF/PETITIONER: Sumner M. Redstone DEFENDANT/RESPONDENT: CASE NUMBER: REQUEST FOR DISMISSAL
16STPB00618 A conformed copy will not be returned by the clerk unless a method of return is provided with the document. This form may not be used for dismissal of a derivative action or a class action or of any party or cause of action in a class action. (Cal. Rules of Court, rules 3.760 and 3.770.)
1. TO THE CLERK: Please dismiss this action as follows: a. (1) With prejudice (2) Without prejudice b. (1) Complaint (2) Petition (3) Cross-complaint filed by (name): on (date): (4) Cross-complaint filed by (name): on (date): (5) Entire action of all parties and all causes of action (6) Other (specify):* 2. (Complete in all cases except family law cases.) The court did did not waive court fees and costs for a party in this case. (This information may be obtained from the clerk. If court fees and costs were waived, the declaration on the back of this form must be completed). Date: August , 2016 .Robert N Klieger (SIGNATURE) (TYPE OR PRINT NAME OF ATTORNEY PARTY WITHOUT ATTORNEY) Attorney or party without attorney for:
*If only, dismissal or of specified requested cross-complaints is of specified parties only, so only state of specified and identify causes the of parties, action Plaintiff/Petitioner Defendant/Respondent causes of action, or cross-complaints to be dismissed. Cross–Complainant 3. TO THE CLERK: Consent to the above dismissal is hereby given.** Date:
(SIGNATURE) (TYPE OR PRINT NAME OF ATTORNEY PARTY WITHOUT ATTORNEY) Attorney or party without attorney for:
** If a cross-complaint – or Response (Family Law) seeking affirmative relief – is on file, the attorney for cross-complainant (respondent) must sign or (j) .this consent if required by Code of Civil Procedure section 581 (i) Plaintiff/Petitioner Defendant/Respondent Cross–Complainant (To be completed by clerk)
4. Dismissal entered as requested on (date): 5. Dismissal entered on (date): as to only (name): 6. Dismissal not entered as requested for the following reasons (specify):
7. a. Attorney or party without attorney notified on (date): b. Attorney or party without attorney not notified. Filing party failed to provide a copy to be conformed means to return conformed copy Date: Clerk, by , Deputy Page 1 of 2
Form Adopted for Mandatory Use REQUEST FOR DISMISSAL Code of Civil Procedure, § 581 et seq.; Judicial Council of California Gov. Code, § 68637(c); Cal. Rules of Court, rule 3.1390 CIV-110 [Rev. Jan. 1, 2013]

CIV-110
PLAINTIFF/PETITIONER: CASE NUMBER:
Sumner M. Redstone
DEFENDANT/RESPONDENT:
16STPB00618
COURT’S RECOVERY OF WAIVED COURT FEES AND COSTS
If a party whose court fees and costs were initially waived has recovered or will recover $10,000 or more in value by way of settlement, compromise, arbitration award, mediation settlement, or other means, the court has a statutory lien on that recovery. The court may refuse to dismiss the case until the lien is satisfied. (Gov. Code, § 68637.)
Declaration Concerning Waived Court Fees
1. The court waived court fees and costs in this action for (name):
2. The person named in item 1 is (check one below): a. not recovering anything of value by this action. b. recovering less than $10,000 in value by this action. c. recovering $10,000 or more in value by this action. (If item 2c is checked, item 3 must be completed.)
3. All court fees and court costs that were waived in this action have been paid to the court (check one): Yes No
I declare under penalty of perjury under the laws of the State of California that the information above is true and correct. Date:
(TYPE OR PRINT NAME OF ATTORNEY PARTY MAKING DECLARATION) (SIGNATURE)
CIV-110 [Rev. January 1, 2013] REQUEST FOR DISMISSAL Page 2 of 2

Exhibit G

Stipulation of Dismissal – Delaware

See attached.

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE VIACOM INC. SECTION 225 LITIGATION	Consolidated C.A. No. 12472-CB

STIPULATION REGARDING

VOLUNTARY DISMISSAL WITH PREJUDICE

WHEREAS, on June 16, 2016, National Amusements, Inc. and NAI Entertainment Holdings LLC (together, “NAI”) filed a Verified Complaint Pursuant to 8 Del. C. § 225 (the “NAI Complaint”);

WHEREAS, also on June 16, 2016, Frederic V. Salerno filed a Verified Complaint Pursuant to 8 Del. C. § 225(a) (the “Salerno Complaint”);

WHEREAS, on June 24, 2016, the Court entered a Stipulation and Order of Consolidation, consolidating the actions filed by NAI and Mr. Salerno (the “Delaware Litigation”) and designating the NAI Complaint and the Salerno Complaint as operative complaints in the Delaware Litigation;

WHEREAS, on June 27, 2016, the Court entered an Order Preserving the Status Quo Pending Resolution of Claims (the “Status Quo Order”), which provided that the Parties could waive restrictions imposed by the Status Quo Order and would provide notice to the Court of any such waiver;

WHEREAS, on July 1, 2016, Viacom Inc. filed its Answer to the NAI Complaint and Frederic V. Salerno filed his Joinder to Viacom Inc.’s Answer;

WHEREAS, on August 12, 2016, Shari E. Redstone, NAI, and Sumner M. Redstone filed their Answers to the Salerno Complaint; and

WHEREAS, the Parties have reached a Settlement to resolve the Delaware Litigation and have agreed that to the extent the entry into the Settlement or the actions contemplated thereby are governed by the restrictions set forth in the Status Quo Order, all Parties waive such restrictions pursuant to Paragraph 5 of the Status Quo Order, and hereby provide notice to this Court of such waiver.

IT IS HEREBY STIPULATED AND AGREED, by the Parties hereto, through their undersigned counsel, as follows:

1.        Pursuant to Court of Chancery Rule 41(a)(1)(ii), the Parties’ claims in the Delaware Litigation are dismissed with prejudice;

2.        Each Party shall bear his, her or its own costs incurred in connection with the Delaware Litigation, including but not limited to his, her or its own attorneys’ fees (subject to the terms of the Settlement); and

3.        In the event that the entry into this Stipulation or the actions contemplated thereby are governed by the restrictions set forth in the Status Quo Order, the Parties hereby waive such restrictions and through the filing of this Stipulation hereby provide notice to the Court of such waiver.

/s/ Draft
OF COUNSEL: Meredith Kotler Victor Hou CLEARY GOTTLIEB STEEN & HAMILTON LLP One Liberty Plaza New York, New York 10006 (212) 225-2000

Donald J. Wolfe, Jr. (#285)

Arthur L. Dent (#2491)

Matthew E. Fischer (#3092)

Jacqueline A. Rogers (#5793)

POTTER ANDERSON & CORROON
LLP

Hercules Plaza, 6th Floor

1313 N. Market Street

P.O. Box 951

Wilmington, Delaware 19899

(302) 984-6000

Attorneys for National Amusements, Inc. NAI Entertainment Holdings LLC and NAI Asset Holdings, LLC

/s/ Draft
OF COUNSEL: Jay B. Kasner SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP Four Times Square New York, New York 10036 (212) 735-3000	Edward B. Micheletti (#3794) Bonnie W. David (#5964) SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP One Rodney Square P.O. Box 636 Wilmington, Delaware 19899-0636 (302) 651-3000

Attorneys for Frederic V. Salerno

/s/ Draft
OF COUNSEL: Elizabeth B. Burnett Laurence A. Schoen MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C. One Financial Center Boston, Massachusetts 02111 (617) 542-6000	Anne C. Foster (# 2513) Lisa A. Schmidt (#3019) Kevin M. Gallagher (#5337) Nicholas R. Rodriguez (#6196) RICHARDS, LAYTON & FINGER, P.A. 920 North King Street Wilmington, Delaware 19801 (302) 651-7700

Wynter L. Deagle MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C. 3580 Carmel Mountain Road Suite 300 San Diego, California 92130 (858) 314-1500

Attorneys for Shari E. Redstone

ABRAMS & BAYLISS LLP

/s/ Draft
OF COUNSEL: Michael C. Tu ORRICK, HERRINGTON & SUTCLIFFE LLP 777 South Figueroa Street, Suite 3200 Los Angeles, California 90017 (213) 629-2020	A. Thompson Bayliss (# 4379) David A. Seal (#5992) ABRAMS & BAYLISS LLP 20 Montchanin Road, Suite 200 Wilmington, Delaware 19807 (302) 778-1000

Robert N. Klieger HUESTON HENNIGAN LLP 523 West 6th Street, Suite 400 Los Angeles, California 90014 (213) 788-4340

Attorneys for Sumner M. Redstone

/s/ Draft
OF COUNSEL: Stuart J. Baskin Jaculin Aaron SHEARMAN & STERLING LLP 599 Lexington Ave. New York, New York 10128 (212) 848-4000

Jon E. Abramczyk (#2432)

D. McKinley Measley (#5108)

Ryan D. Stottmann (#5237)

Alexandra M. Cumings (#6146)

MORRIS, NICHOLS, ARSHT

& TUNNELL LLP

1201 North Market Street

P.O. Box 1347

Wilmington, Delaware 19899

(302) 658-9200

Attorneys for Viacom Inc.

Dated: August     , 2016

Exhibit H

Press Release

VIACOM AND NATIONAL AMUSEMENTS ANNOUNCE RESOLUTION OF GOVERNANCE DISPUTE AND TRANSITION TO NEW LEADERSHIP

Philippe Dauman to Step Down as President and CEO; Will Continue as Non-Executive Chairman until September 13

Thomas Dooley, Viacom COO, Named Interim President and CEO through September 30, end of Fiscal Year

Five Independent Directors Elected to the Board

NEW YORK, August XX, 2016—Viacom Inc. (NASDAQ: VIAB, VIA) today announced an agreement with National Amusements Inc. (NAI), members of the Redstone family and related parties, settling all disputes among them. Under terms of the settlement, which has been unanimously approved by the Boards of Directors of Viacom and NAI, all lawsuits among them will be terminated, and Viacom will create an expanded Board of Directors to include the five Viacom directors elected in June by NAI.

As part of the settlement Philippe Dauman will resign immediately as President and Chief Executive Officer of Viacom and will be succeeded by Thomas Dooley, who will serve as Interim President and CEO through September 30, 2016, the end of Viacom’s fiscal year, by which time the board, working with Mr. Dooley, will make a decision on succession plans. Mr. Dooley has been Chief Operating Officer of Viacom since 2010. He joined the company in 1980.

Over the next 45 days, Mr. Dooley will work closely with the new board to develop a financial and strategic plan to position Viacom for future success.

Mr. Dauman will remain as Non-Executive Chairman of the Board of Viacom through September 13, 2016. The new Board will then select a successor for Chairman. Sumner Redstone will remain Chairman Emeritus and Shari Redstone will remain Non-Executive Vice Chair. Once Mr. Dauman departs, the Board will consist of 15 directors.

The five new Viacom Board members elected by NAI are Kenneth Lerer, Thomas May, Judith McHale, Ron Nelson and Nicole Seligman. Ms. Seligman will head the Governance and Nominating Committee, Mr. Nelson will head the Audit Committee and Ms. McHale will head the Compensation Committee. The five new directors elected to the Viacom Board will comprise a majority of each committee.

In his remaining time as Non-Executive Chairman, Mr. Dauman will have the opportunity to present a proposal on the previously announced exploration of a potential sale of a minority equity stake in Viacom’s Paramount Pictures film unit, for consideration by the expanded Viacom Board. A provision adopted in June by NAI remaining in effect would require unanimous agreement by the Board for the completion of the sale of an interest in Paramount.

Mr. Dauman said, “I care deeply for Viacom, which has been an important part of my life since I joined Sumner in the acquisition of the Company 30 years ago. I believe this agreement will give the Company and its employees the best opportunity to continue a smooth evolution into the future. I will do my utmost to ensure an effective Board and management transition in my remaining time as Non-Executive Chairman.”

He continued, “It has been a privilege to lead Viacom and have the rare opportunity to work side by side with so many friends and colleagues to build great brands and implement successful initiatives in the U.S. and around the world. Most of all, I am proud of our people, our culture and our inclusive values.”

Ms. Redstone, President of NAI, said, “We thank Philippe for his many years of dedicated service and the important role he has played at Viacom. We also welcome the new Board members who join us today. By strengthening Viacom’s governance and leadership, these changes will enable the Company to embark swiftly on a strategy that strengthens its position as an industry leader. Viacom has extraordinary assets and people and we look forward to taking the necessary steps to realize the Company’s full potential to the benefit of all stockholders.”

Mr. Dooley said, “With the resolution of these issues, I am looking forward to working closely with the board to develop a strategy to position Viacom for growth and success. I have very much enjoyed partnering with Philippe over many years and am grateful for the opportunities that have been presented to me by the Redstone family. We share a strong commitment to Viacom’s future and to guiding the Company through an orderly and successful transition. ”

Fredric Salerno, a Viacom Director, said, “I am pleased to have worked with Philippe, Tom, Shari and other directors to arrive at this settlement and transition plan, which we believe serves the best interest of all Viacom stockholders. With this agreement, we believe the Company will be well-positioned to move forward.”

About Viacom Inc.

Viacom is home to premier global media brands that create compelling television programs, motion pictures, short-form content, apps, games, consumer products, social media experiences, and other entertainment content for audiences in 180 countries. Viacom’s media networks, including Nickelodeon, Comedy Central, MTV, VH1, Spike, BET, CMT, TV Land, Nick at Nite, Nick Jr., Channel 5 (UK), Logo, Nicktoons, TeenNick and Paramount Channel, reach over 3.5 billion cumulative television subscribers worldwide. Paramount Pictures is a major global producer and distributor of filmed entertainment.

For more information about Viacom and its businesses, visit www.viacom.com. Viacom may also use social media channels to communicate with its investors and the public about the company, its brands and other matters, and those communications could be deemed to be material information. Investors and others are encouraged to review posts on Viacom’s company blog (blog.viacom.com), Twitter feed (twitter.com/viacom) and Facebook page (facebook.com/viacom).

About National Amusements, Inc.

National Amusements, Inc., is a world leader in the motion picture exhibition industry operating more than 950 movie screens in the U.S., U.K. and Latin America. National Amusements delivers a superior entertainment experience in theatres around the world under its Showcase, Cinema de Lux, Multiplex, SuperLux and UCI brands. Based in Norwood, Massachusetts, National Amusements is a closely held company operating under the third generation of leadership by the Redstone family. National Amusements is also an equal partner in the online ticketing service MovieTickets.com and is the parent company of both Viacom and CBS Corporation. National Amusements, directly and through subsidiaries, holds approximately 79.8% of the Class A (voting) common stock of Viacom Inc., constituting 10% of the overall equity of Viacom. National Amusements, directly and through subsidiaries, also holds approximately 79.5% of the Class A (voting) common stock and 2.2% of the Class B (non-voting) common stock of CBS Corporation, constituting 8.6% of the overall equity of CBS Corporation. For more information, please visit www.nationalamusements.com.

Media Contacts

For Viacom:

Jeremy Zweig, 212-846-7503

For National Amusements:

Stephen Labaton, 646-805-2042

Sara Evans, 646-805-2066

Exhibit I

Form of Amended Bylaws

Form of Bylaws to consist of the following:

(i)         amendments set forth in the written consents of stockholders delivered to Viacom on June 6, 2016 and June 16, 2016, except that: (i) the provisions set forth in Section 8 of ARTICLE III of the Bylaws for a unanimous vote of the Viacom Board on any Paramount Transaction should apply only to a “Paramount Transaction” as defined on Exhibit L to the Settlement Agreement (as defined below) and shall expire and be of no further force and effect immediately after the Charter shall be amended as set forth in Section 4(b) of this Settlement, and (ii) the provision set forth in ARTICLE IX of the Bylaws for a unanimous vote of the Viacom Board on any amendment of the Bylaws shall be deleted and of no further force and effect immediately upon adoption of the amendment effecting such change;

(ii)        the addition of the following new sentence at the end of Section 2 of ARTICLE III: “The foregoing notwithstanding, vacancies in the board of directors occurring as a result of the increase in the size of the Board pursuant to Section 3(a) of that certain Settlement Agreement, dated as of August 18, 2016 by and among the Corporation and the other parties thereto (the “Settlement Agreement”), may be filled with the “New Directors” (as defined in the Settlement Agreement) by unanimous vote of the Board and need not be filled by the stockholders. The directors so chosen shall hold office until their death, resignation or removal or until their successors are duly elected and qualified”; and

(iii)        an amendment providing that until the 2017 annual meeting of Viacom stockholders, none of the Viacom Board, any committee thereof, any Board member, or any executive officer shall, or shall have the power to, authorize, agree to, knowingly cause or permit or take, directly or indirectly, any action that is outside the routine day-to-day operations of Viacom and its subsidiaries taken as a whole (the “Company”) without the prior consent of at least 67% of the members of the Viacom Board. For all purposes hereof and of the amendment to the Bylaws, an “action that is outside the routine day-to-day operations of the Company” shall include, but not be limited to, any action described on Schedule I attached hereto; provided, however, that the prior consent of at least 67% of the members of the Viacom Board for any Paramount Transaction as defined in clause (f) of Schedule I to the Settlement Agreement shall remain in effect and continue to be required after the 2017 annual meeting of Viacom stockholders.

Schedule 1 to Amended Bylaws

Action that is outside the routine day-to- day operations

(a)        to declare, authorize or implement (i) any spin-off, split-off or other similar disposition, by distribution of capital stock, exchange of securities, recapitalization or otherwise of Viacom or (ii) any stock split, cash or stock dividend, reverse split or other distribution of or affecting securities or assets of Viacom; or

(b)        to authorize, enter into or otherwise bind the Company pursuant to any contract, agreement or other arrangement (written or oral) with third parties that is not otherwise permitted by the Status Quo Order, except for such contracts, agreements or arrangements entered into in the ordinary course of business operations as currently being conducted which do not effect (i) a change in the current business operations material to the Company or (ii) any change in the voting control or equity ownership of Viacom; or

(c)        to authorize, establish, create or exchange any securities of the Company or to amend, alter or change the terms of any securities of the Company, in each case other than (i) pursuant to existing agreements or the existing terms of any securities, (ii) in connection with the exercise or conversion of any derivative security, (iii) any such securities that will be owned, directly or indirectly, by the Company, (iv) pursuant to the normal operation of any employee benefit plan or practice, (v) in the ordinary course of business consistent with past practice, or (vi) with respect to intracompany transactions as to securities beneficially owned by the Company; or

(d)        to authorize, enter into or otherwise bind the Company to issue, sell, grant or dispose of any securities of the Company (including without limitation, any Class A Common Stock or Class B Common Stock of Viacom, preferred stock, options, warrants or purchase rights), except (i) in accordance with the mandatory provisions of existing agreements in existence as of June 15, 2016, (ii) as a result of the exercise or conversion of outstanding derivative securities which have been approved by the Compensation Committee of the Board, (iii) for any securities that will be owned, directly or indirectly, immediately after such action otherwise requiring prior notice, by the Company (provided that, notwithstanding anything to the contrary in this order, under no circumstances will Viacom issue, sell, grant or otherwise dispose of any Class A Common Stock or Class B Common Stock of Viacom or any interest therein to any person or entity), or (iv) in the ordinary course of business consistent with past practice; or

(e)        to authorize, enter into or otherwise bind the Company with respect to any action or transaction, the consummation or implementation of which would require the approval or consent, by vote or written consent, of security holders of the Class A or Class B Common Stock of Viacom; or

(f)        to engage in a “Paramount Transaction” as defined in Exhibit L to this Settlement; or

(g)        to increase the compensation and benefits payable to any current officer or employee, or to hire or engage any new or additional officer or employee, or enter into, terminate (other than for cause) or amend any employment agreement, severance or other similar agreement or arrangement providing for compensation or any other benefit to any officer or employee of the Company, except (i) as required by law, (ii) pursuant to agreements in existence as of June 15, 2016, (iii) with respect to the payment of bonuses and equity awards reviewed at a meeting of the Compensation Committee of the Board and presented to NAI and NAI Entertainment Holdings LLC (“Holdings”) prior to the execution hereof, or (iv) if such arrangement would not have required approval of the Board or any committee thereof if accomplished immediately prior to the date of the Status Quo Order; or

(h)        to hire a financial advisor or investment banker for services where the aggregate amount of fees payable to any such person would reasonably be expected to exceed $10 million; or

(i)        to enter into any agreement or arrangement which provides for, or is reasonably likely to result in, the incurrence of any liability or the payment of any amounts by the Company (whether through breach of representation, warranty or covenant, liquidated or unliquidated damages, termination right, break-up fees or other provisions) based upon or resulting from the resolution of the claims alleged in the Action as defined in the Status Quo Order (whether by Court order, settlement or otherwise) regarding the validity of (i) the June 6, 2016 stockholder written consent delivered by NAI and Holdings to Viacom amending certain provisions of the Amended and Restated Bylaws of Viacom or (ii) the June 16, 2016 stockholder written consent delivered by NAI and Holdings to Viacom purporting to remove the Incumbent Directors from the board of directors of Viacom and to fill their purported vacancies with the New Directors as defined in the Status Quo Order; or

(j)        by the Company to institute or commit to fund any legal proceeding seeking or purporting to seek any of the relief sought by any party in the Action, the Massachusetts Action, or the California Action (collectively, the “Pending Actions”); provided, however, that this provision shall have no application to: (i) the defense of any legal proceeding seeking or purporting to seek any of the relief sought by any party in the Pending Actions; (ii) any advancement, indemnification, or other legal funding determinations made with respect to the Pending Actions; or (iii) otherwise affect any of the Company’s advancement or indemnification obligations in effect on June 16, 2016; or

(k)        amending, altering, modifying or repealing any provision of the Bylaws by Board action.

Exhibit J

Committee Members

Compensation Committee:

Chair: Judith McHale

Other Members:

Blythe McGarvie

Deborah Norville

Nicole Seligman

Thomas May

Governance and Nominations Committee:

Chair: Nicole Seligman

Other Members:

William Schwartz

Cristiana Sorrell

Kenneth Lerer

Ron Nelson

Audit Committee:

Chair: Ron Nelson

Other Members:

Charles Phillips

Frederic Salerno

Thomas May

Judith McHale

J-1

Exhibit K1

Dauman Resignation

See attached.

COMMONWEALTH OF MASSACHUSETTS

NORFOLK, SS.	PROBATE AND FAMILY COURT CIVIL ACTION NO.: 16E0020QC

Philippe Dauman and George S. Abrams, As Trustees of the SUMNER M. REDSTONE NATIONAL AMUSEMENTS TRUST, Plaintiffs, vs. Sumner M. Redstone, et al., Defendants.
Keryn Redstone, Plaintiff-in Crossclaim vs. Sumner M. Redstone, et al. Defendants-in-Crossclaim

DECLARATION OF PHILIPPE DAUMAN

I, Philippe Dauman, hereby declare as follows:

1.        I am over eighteen years old and have personal knowledge of the facts set forth in this declaration and could and would competently testify as to the same.

2.        George Abrams and I are the plaintiffs in the above-captioned litigation. In connection with this litigation, a comprehensive settlement agreement has been executed by: (a) all parties to this action other than nominal defendant and plaintiff-in-crossclaim Keryn Redstone; (b) all parties to certain pending actions in the Delaware Court of Chancery captioned In re Viacom, Inc., Civil Action No. 12472-CB and Frederic V. Salerno v. National Amusements,

Inc. et al., Civil Action No. 12473-CB; and (c) all parties to a certain action pending in Los Angeles captioned In the Matter of the Sumner M. Redstone National Amusements Trust, Case No. 16STPB00618 (the “Settlement Agreement”).

3.        The Settlement Agreement resolves all claims between the parties to it, includes mutual releases, and has been unanimously approved by the Boards of Directors of Viacom, Inc. and of National Amusements, Inc. (“NAI”), National Amusements Entertainment Holdings, LLC (“NAIEH”), and National Amusements Asset Holdings, LLC (“NAIAH”).

4.        The Settlement Agreement also resolves all issues, claims, and causes of action that George Abrams and I asserted in this action regarding the Trustees of the Sumner M. Redstone National Amusements Trust (the “Trust”) and the directors and managers of NAI, NAIEH and NAIAH.

5.        In avoidance of any doubt, I state as follows: (a) I am not a Trustee of the Trust; (b) I hereby irrevocably renounce and relinquish any interest or right that I have, or may have had, in serving as a Trustee of the Trust; and (c) I state irrevocably that, if I am asked at any time, now or in the future, to serve as a Trustee of the Trust, I will not agree to serve as a Trustee of the Trust under any circumstances.

6.        In avoidance of any doubt, I further state as follows: (a) I am not a director of NAI, or a manager of NAIEH or NAIAH; (b) I hereby irrevocably renounce and relinquish any interest or right that I have, or may have had, in serving as a director of NAI, or in serving as a manager of NAIEH or NAIAH; and (c) I state irrevocably that, if I am asked at any time, now or in the future, to serve as a director of NAI, manager of NAIEH, or manager of NAIAH, I will not agree to serve in any of those positions under any circumstances.

I declare under penalty of perjury under the laws of Massachusetts that the foregoing is true and correct.

Executed this      day of August, 2016, in New York, New York.

Philippe Dauman

Exhibit K2

Abrams Resignation

See attached.

August     , 2016

Sumner M. Redstone

National Amusements Trust

c/o Robert Klieger

Hueston Hennigan LLP

523 W 6th St #400

Los Angeles, CA 90014

Re:	Sumner M. Redstone, National Amusements Trust

Dear Mr. Klieger,

Enclosed is my resignation as a Trustee of the above Trust. I have resigned, effective May 20, 2016, from any position I may have with respect to the Trust, including without limitation as Trustee of the Trust. I confirm that I have no interest or right to serve as a Trustee of the Trust. Further, under no circumstances would I accept appointment to serve as a Trustee of the Trust. My decision in this regard is final and irrevocable.

Sincerely,

George Abrams

SUMNER M. REDSTONE NATIONAL AMUSEMENTS TRUST

Resignation of Trustee

Pursuant to Article E.11 of the Sumner M. Redstone National Amusements Trust, created by Sumner M. Redstone, as settlor, under Declaration of Trust dated June 28, 2002 (the “Trust”), I, George S. Abrams, hereby resign as a Trustee of the Trust, and each and every separate trust thereunder, effective May 20, 2016.

Dated:
George S. Abrams

Commonwealth of Massachusetts

                    , ss.

On this      day of                 , 2016, before me, the undersigned notary public, personally appeared GEORGE S. ABRAMS, who is personally known to me (or satisfactorily proven) to be the person whose name is subscribed to the foregoing instrument and acknowledged that he executed the same for the purpose therein contained, and as his free act and deed.

IN WITNESS WHEREOF, I hereunto set my hand.

Notary Public

Notary Seal

My Commission Expires:

Exhibit L

Paramount Transaction

“Paramount Transaction” means any of the following actions or events: to authorize, enter into, commit to or otherwise legally bind the Company to any transaction not in the ordinary course of business consistent with past practice (by joint venture, consortium, affiliation, agreement, guarantee, understanding or otherwise), for:

(i)

any sale, issuance, transfer, redemption, lien, encumbrance, or other disposition (including, without limitation, by way of recapitalization, reclassification, dividend, distribution, merger, consolidation or otherwise) of (A) any shares of capital stock or ownership interest of Paramount Pictures Corporation (“Paramount”) or of any direct or indirect subsidiary of Viacom involved with or supporting, in either case, in a material respect, Viacom’s filmed entertainment business or any other business of Paramount (Paramount and each such subsidiary, a “Paramount Entity”), or (B) any options, warrants, convertible securities or other rights to purchase or acquire or encumber any shares of such capital stock or ownership interest of any Paramount Entity, in any case to a party that is not the Company, or

(ii)

any sale, transfer, license, lien, encumbrance or other disposition of any material asset of (A) any Paramount Entity or (B) the Paramount Entities taken as a whole, in each case, to a party that is not the Company.

L-1